As filed with the Securities and Exchange Commission on  May 2, 2006
                                              Registration No. 333-128956
==============================================================================


                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           Form SB-2/A
              Pre-effective Amendment No.  2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        VIEW SYSTEMS, INC.
          (Name of small business issuer in its charter)

        Nevada                       3812                    59-2928366
  (State of incorporation)  (Primary Standard Industrial   (I.R.S. Employer
                             Classification Code Number)  Identification No.)


                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227
                    Telephone: (410) 242-8439
  (Address and telephone number of principal executive offices and principal place of business)

                        Gunther Than, CEO
                        View Systems, Inc.
                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227
                    Telephone: (410) 242-8439
    (Name, address and telephone number of agent for service)

                         ---------------

                            Copies to:
                       Cindy Shy, Attorney
                         Cindy Shy, P.C.
                         P.O. Box 380-236
                        Ivins, Utah 84738
                    Telephone: (435) 674-1282

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


 THIS COMBINED PROSPECTUS RELATES TO OUR REGISTRATION STATEMENT
                ON FORM SB-2, FILE NO. 333-118043

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of these securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                                    Proposed
                                    Proposed        maximum
Title of each        Amount         maximum         aggregate     Amount of
class of securities  to be          offering price  offering      registration
to be registered     registered(1)  per unit(2)     price         fee
------------------------------------------------------------------------------
Common Stock       9,773,333      $ 0.138        $1,348,719.95 $0.00(3)
------------------------------------------------------------------------------

(1) This registration statement covers the resale by certain selling stockholders of up to an aggregate of 9,773,333 shares of View Systems, Inc. common stock. Of the aggregate shares, 170,000 shares are being carried forward from Form SB-2, File No. 333-118043.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as of April
     26,   2006.

(3)  The registration fee of $144.31  has been reduced by a filing fee
     View Systems, Inc. previously paid of $2.80 for the 170,000 shares which are carried forward from the Form SB-2, File No. 333-118043. It has been reduced by a filing fee of $111.68 paid with the initial filing of this registration statement and $50 paid when the pre-effective amendment No. 1 was filed on February 2, 2006.

View Systems, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            PROSPECTUS


 ----------------------------------------------------------------------------
|                           SUBJECT TO COMPLETION                            |
| The information in this prospectus is not complete and may be changed. We | | may not sell these securities until the registration statement filed with | | the Securities and Exchange Commission is effective. This prospectus is | | not an offer to sell these securities and it is not soliciting an offer to | | buy these securities in any state where the offer or sale is not permitted.|
 ----------------------------------------------------------------------------


                        View Systems, Inc.
                       a Nevada corporation

             9,773,333  shares of common stock

                           ___________

We are registering 9,773,333 shares of our common stock which will be sold at prevailing market prices or privately negotiated prices by selling stockholders who are named in this prospectus. We will not receive the proceeds from the sale of these common shares.

                                                      Per share  Aggregate
                                                      --------- -----------
Estimated price to public                          $  0.14   $ 1,368,267
Estimated average proceeds to selling stockholders    $  0.14   $ 1,368,267


                           ____________

             Trading Symbol on the OTC Bulletin Board
                              "VYST"

   Common stock prices as reported by the OTC Bulletin Board on April 26, 2006, $0.139 high bid and low ask $0.14.

-----------------------------------------------------------------------------
         This investment involves a high degree of risk,
    you should review the "Risk Factors" beginning on page 4.
-----------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        __________________

              Prospectus dated  May _,  2006

                        TABLE OF CONTENTS


Prospectus Summary.......................................................... 3
Risk Factors................................................................ 4
Use of Proceeds............................................................. 7
Market for Common Equity.................................................... 7
Description of Business..................................................... 9
Property....................................................................17
Legal Proceedings...........................................................17
Management's Discussion and Analysis........................................18
Management..................................................................23
Certain Related Transactions................................................24
Principal Stockholders......................................................25
Description of Securities...................................................26
Selling Stockholders........................................................26
Plan of Distribution........................................................30
Other Information...........................................................31
  Interest of Named Experts and Counsel.....................................31
  SEC's Position on Indemnification for Securities Act Liability............32
  Additional Information....................................................32
Changes In and Disagreements With Accountants...............................32
Financial Statements........................................................33

                       PROSPECTUS SUMMARY

                        View Systems, Inc.
                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227
                    Telephone: (410) 242-8439

The Company

View Systems, Inc. develops, produces and markets computer software and hardware systems for security and surveillance applications. Our product lines are related to visual surveillance, intrusion detection and physical security. Our principal products include a concealed weapons detection system, a hazardous material first response wireless video transmitting system and digital video recorder technology. We also offer biometric verification systems, magnetic door locks and central monitoring or video command centers which can be combined with our principal products.

We are unable to fund our operations on revenues alone and we have incurred losses for the past two fiscal years. Our auditors have expressed substantial doubt that we can continue as a going concern based on these operating losses.
 At December 31, 2005 we have defaulted on some of our debt obligations. Management believes we will incur operating losses for the near future while we continue to develop our sales and marketing channels. We have obtained debt financing that we anticipate will likely cover operating expenses for the first six month of 2006, but we will need to raise an additional $500,000 through equity or debt transactions to continue our operations for the next twelve months.

The Offering

We are registering 9,773,333 common shares to be sold by selling stockholders, who are identified in the "Selling Stockholders" section starting on page 26 . We have agreed to register these shares under agreements and transactions we have entered into with the selling stockholders or upon the approval of our board of directors. These agreements and transactions are described in more detail in "Selling Stockholders - Transactions Related to the Selling Stockholders," starting on page 28.

We will not receive any of the proceeds from the sale of the shares which are being registered for the selling stockholders. These shares will be sold from time to time at the total discretion of the selling stockholders. See "Plan of Distribution" starting on page 31 for further details about the possible methods of sale which may be used by the selling stockholders.

  Shares of common stock outstanding as of  April 24, 2006   90,702,422

  Shares of common stock to be registered                     9,773,333

  Common stock outstanding after the offering                98,900,755

References in this prospectus to "View Systems," "we," "us," and "our" refer to View Systems, Inc. and its subsidiaries.

        SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand future prospects and make informed investment decisions. This prospectus contains these types of statements. Words such as "may," "expect," "believe," "anticipate," "estimate," "project," or "continue" or comparable terminology used in connection with any discussion of future operating results or financial performance identify forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties.

                           RISK FACTORS

Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. Investing in our common stock involves a high degree of risk and you should not invest in our common stock unless you can afford to lose your entire investment.

RISKS RELATED TO THE OFFERING AND OUR STOCK PRICE

     We have not paid cash or stock dividends on our common stock and this may discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving dividends from our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends. This lack of dividend potential may discourage potential investors who are seeking higher returns on their investments through dividends from purchasing our common stock. This lack of interest from potential investors seeking dividend returns may decrease the pool of investors in the market for the common stock being sold by the selling stockholders.

     The nature of our business makes it difficult to predict our revenues and operating results, which may negatively affect our stock price.

We currently are unable to fund our operations through revenues generated by product sales and we have consistently incurred losses since our formation. Our revenues and operating results have varied significantly from period to period and it is possible that our quarterly operating results from time to time will be below the expectations of public market investors. In that case, we expect that the price of our common stock would be materially and adversely affected. Although we expect that the development of new sales channels will cause our earnings to become more predictable, our revenues and operating results can be expected to fluctuate somewhat for a variety of reasons beyond our control, including, but not limited to:
..    Changes in the volume or timing of product orders;
..    Competitive pressures resulting in lower selling prices;
..    Purchase order delays by customers subject to prior governmental or regulatory approval for purchases;
..    Our failure to obtain necessary funding to further develop our business plan; and
..    New products and technologies launched by our competitors.


     The future sale of common stock may negatively affect our stock price and pose investment risks.

The market price of our common stock could drop as a result of sales of the common stock in the market after the effective date of this registration statement, or the perception that such sales could occur. We are registering 9,773,333 shares of our common stock and if the selling stockholders attempt to sell their shares into our market at the same time, this could drive down the market price of our common stock. A drop in the market price for our common stock may make it more difficult for us to raise funds through future offerings of our common stock.

     Investors may have difficulty selling our shares due to penny stock rules.

Our common stock is traded on the OTC Bulletin Board and there has not been a large public market for our common stock. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Also, our common stock qualifies as a "penny stock" under the Penny Stock Suitability Reform Act of 1990 based on its market value and our net tangible assets. The liquidity of penny stock is affected by specific disclosure procedures that must be followed by all broker and dealers related to a penny stock transaction. The rules require delivery by brokers and dealers of a disclosure schedule before any transaction in a penny stock. The broker and dealers must determine the suitability of the stock for a particular customer and obtain a written agreement from the customer to purchase the stock. In addition, the SEC recently adopted new regulations which require a two-business day delay prior to execution of a trade in a penny stock by a broker and dealer. These additional requirements affect the timing of purchases and sales by investors.

RISKS RELATED TO OUR BUSINESS

     Our independent auditors have expressed substantial doubt whether we can continue as a going concern.

We have incurred ongoing operating losses and do not currently have financing commitments in place to meet expected cash requirements for the next twelve months. Our net loss for the year ended December 31, 2005 was $2,368,976 and our net loss for the year ended December 31, 2004 was $1,186,478. Our retained deficit was $18,060,472 at December 31, 2005. We are unable to fund our day-to-day operations through revenues alone and management believes we will incur operating losses for the near future while we expand our sales channels. While we have expanded our product line and expect to establish new sales channels, we may be unable to increase revenues to the point that we attain and are able to maintain profitability. As a result we rely on private financing to cover cash shortfalls.

     We need additional external capital and may be unable to raise it.

Based on our current growth plan we believe we may require approximately $500,000 in additional financing within the next twelve months to develop our sales channels. Our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. However, we may not be able to obtain additional funds on acceptable terms.
If we fail to obtain funds on acceptable terms, then we might be forced to delay or abandon some or all of our business plans or may not have sufficient working capital to develop products, finance acquisitions, or pursue business opportunities. If we borrow funds, then we could be forced to use a large portion of our cash reserves, if any, to repay principal and interest on those loans. If we issue our securities for capital, then the interests of investors and stockholders will be diluted.

  We are currently dependent on the efforts of resellers for our continued growth and must expand our sales channels to increase our revenues and further develop our business plans.

We are in the process of developing and expanding our sales channels, but we expect overall sales to remain down as we develop these sales channels. We are actively recruiting additional resellers and dealers and have hired in-house sales personnel for regional and national sales. We must continue to find other methods of distribution to increase our sales. If we are unsuccessful in developing sales channels we may have to abandon our business plan.

     We may not be able to compete successfully in our market because we have a small market share and compete with large national and international companies.

We estimate that we have less than a 1% market share of the surveillance and weapons detection market. We compete with many companies that have greater brand name recognition and significantly greater financial, technical, marketing, and managerial resources. The position of these competitors in the market may prevent us from capturing more market share. We intend to remain competitive by increasing our existing business through marketing efforts, selectively acquiring complementary technologies or businesses and services, increasing our efficiency, and reducing costs.

     Our revenues are dependent in part upon our relationships and alliances with government agencies and partners.

While we own exclusive licenses for the SecureScan technology, we are dependent upon the continuation of the ongoing contract between the Department of Energy and National Institute of Justice for continuations and improvements to the concealed weapons detection technology. We are also reliant upon the Department of Energy and National Institute of Justice for continuations and improvements to the Visual First Responder. If either of these entities should discontinue its operations or research and development we may lose our competitive edge in our market.

     We must successfully introduce new or enhanced products and manage the costs associated with producing several product lines to be successful.

Our future success depends on our ability to continue to improve our existing products and to develop new products using the latest technology that can satisfy customer needs. For example, our short term success will depend on the continued acceptance of the Visual First Responder and the SecureScan portal product line. We cannot be certain that we will be successful at producing multiple product lines and we may find that the cost of production of multiple product lines inhibits our ability to maintain or improve our gross profit margins. In addition, the failure of our products to gain or maintain market acceptance or our failure to successfully manage our cost of production could adversely affect our financial condition.

     Our directors and officers are able to exercise significant influence over matters requiring stockholder approval.

Currently, our directors and executive officers collectively hold approximately 58.3% of the voting power of our common and preferred stock entitled to vote on any matter brought to a vote of the stockholders. Specifically, Gunther Than, our CEO, holds approximately 56.7% of the total voting power as of the date of this prospectus. Pursuant to Nevada law and our bylaws, the holders of a majority of our voting stock may authorize or take corporate action with only a notice provided to our stockholders. A stockholder vote may not be made available to our minority stockholders, and in any event, a stockholder vote would be controlled by the majority stockholders. As a result, our minority stockholders may not have the opportunity to approve or consent to corporate actions or other transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

     Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could lead to loss of investor confidence in our reported financial information.

Pursuant to proposals related to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2007, we will be required to furnish a report by our management on our internal control over financial reporting. If we cannot provide reliable financial reports or prevent fraud, then our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

In order to achieve compliance with Section 404 of the Act within the prescribed period, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants and adopt a detailed work plan.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud.

                         USE OF PROCEEDS

We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus. We will not receive the proceeds from the shares sold by the selling stockholders. We will pay the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.

                     MARKET FOR COMMON EQUITY

MARKET INFORMATION

Our shares of common stock are traded on the NASD OTC Bulletin Board under the symbol "VYST." The following table lists the range of the quarterly high and low bid prices of our common stock in the over-the-counter market for each quarter for the two most recent fiscal years and the quarter ended March
31, 2006.  The high and low bid prices were reported by the OTC Bulletin
Board Historical Data Service. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions.

     Year    Quarter Ended    High Bid  Low Bid
     ----    --------------   --------  --------
     2004    March 31         $ 0.37    $ 0.18
             June 30            0.33      0.115
             September 30       0.145     0.06
             December 31        0.24      0.09

     2005    March 31         $ 0.165   $ 0.061
             June 30            0.078     0.046
             September 30       0.46      0.055
             December 31        0.285     0.152

  2006    March 31         $ 0.17    $ 0.09

Our common shares are subject to Section 15(g) and Rule 15g-9 of the
Securities and Exchange Act of 1934 (the "Exchange Act"), commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is:
..    registered and traded on a national securities exchange meeting specified criteria set by the SEC;
..    issued by a registered investment company; or
..    excluded from the definition on the basis of share price or the issuer's net tangible assets.

These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of stockholders to sell their shares. The rules require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to make a special suitability determination about the purchaser before for the purchase of the security. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors. The rules require the broker-dealer to receive the purchaser's written consent to the transaction prior to the purchase and require the broker-dealer to deliver a risk disclosure document relating to the penny stock prior to the first transaction. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent to purchasers disclosing recent price information for the penny stocks.

HOLDERS

As of April 24, 2006 we had 349 stockholders of record, which does not include shares held in "street accounts" of securities brokers.

DIVIDENDS

We have not paid cash or stock dividends, have no present plan to pay any dividends, and payment of any cash dividends on our common stock is unlikely. Instead, we intend to retain any earnings to finance the operation and expansion of our business

                     DESCRIPTION OF BUSINESS

HISTORICAL DEVELOPMENT

View Systems was incorporated in Florida on January 25, 1989, as Beneficial Investment Group, Inc. and became active in September 1998 when we began development of our digital video product line and changed the company's name to View Systems, Inc. Starting in 1999 we expanded our business operations through a series of acquisitions of technologies we use in our digital video recorder technology products and in our concealed weapons technology.

On July 25, 2003, View Systems incorporated View Systems, Inc. as a wholly-owned Nevada corporation for the sole purpose of changing the domicile of the company from Florida to Nevada. On July 31, 2003, articles of merger were filed with the state of Nevada to complete the domicile merger.

OUR BUSINESS

View Systems, Inc. develops, produces and markets computer software and hardware systems for security and surveillance applications. In 1998 digital video recorder technology was our first developed product and we enhanced this product line by developing interfaces with other various technologies, such as facial recognition, access control cards and control devices such as magnetic locks, alarms and other common security devices. In 2003 we sold this product to places like the Ronald McDonald house and the University of Maryland Medical Center. Other installations included schools, restaurants, night clubs, car washers and car dealers (license plate recognition was incorporated into these types of installations), ranches and gas stations. In these installations we integrated the digital video recorded technology with other electronic devices and we gained knowledge of the security needs of a wide range of businesses.

We expanded our product line in 2002 to include a concealed weapons detection system we call SecureScan. We have penetrated four major market segments for this product: correctional facilities, courts, probation offices and federal facilities in the Mid-Atlantic states, the West Coast and the South. In 2003 we added a hazardous material first response wireless video transmitting
system to our product line we refer to as Visual First Responder.   The
markets for these units are first responder units such as the National Guard, Coast Guard, Army, state law enforcement agencies and fire departments.

Until 2005 we assembled all of our products in-house, but we currently contract with third party manufacturers to manufacture the SecureScan and Visual First Responder products.

Products and Services

     SecureScan Concealed Weapons Detection System

We acquired exclusive licenses to manufacture, use, sub-license and distribute technology and processes for the concealed weapons detection technology and the first response wireless video transmitting system from Bechtel BWXT Idaho, LLC. Bechtel BWXT Idaho, LLC manages and operates the U.S. Department of Energy's Idaho National Engineering and Environmental Laboratory ("Idaho Engineering Lab"). The development of the concealed weapons detection technology was funded by the National Institute of Justice and development was performed by the Idaho Engineering Lab. The SecureScan concealed weapons detection technology was patented by the Department of Energy and approved by the Federal Aviation Administration. View Systems owns the exclusive worldwide rights to the SecureScan technology and ongoing improvements currently being funded by the National Institute of Justice.

This product is a walk-through concealed weapons detector which uses sensing technology and artificial intelligence algorithms to accurately pinpoint the location, size and number of concealed weapons. The control unit for this walk-through portal is a personal computer based unit which receives magnetic and video information and combines it in a manner that allows the suspected location of the weapon to be stored electronically and referenced. SecureScan products are distributed in two basic configurations; stand-alone units and integrated door systems.

Concealed weapons detection systems are used in a wide range of situations in order to provide added security against violent crimes. In addition to the well-known use of concealed weapons detection systems in public airports, such weapons detection systems are increasingly being used in court houses, schools and other public/governmental facilities that may be subject to threats or attacks by various members of the public. Our marketing efforts and sales have been to courthouses, schools, correction facilities, and other public/governmental facilities, rather than public airports.

One commonly used concealed weapons detection system is the electromagnetic induction system. Essentially an electromagnetic induction system operates by periodically broadcasting an electromagnetic pulse or series of pulses, usually in the kilohertz range. The transmitted electromagnetic pulse induces an electrical current, or currents, in electrically conductive objects contained within the sensing area. The induced electrical current or currents create their own electromagnetic signals which are then detected by a suitable detector associated with this type of weapons detection system.

While electromagnetic induction systems of the type described above have been used for decades as concealed weapons detection systems, they are not without their problems. For example, such electromagnetic induction systems are generally sensitive to the overall size, i.e., surface area of the object, including its mass. Consequently, small, compact, but massive objects, such as a small pistol, may not produce a "signature" that is significantly larger than the signature produced by a light weight object of the same or greater size, such as a cell phone or compact camera . Another problem associated with electromagnetic induction systems is related to the fact that electromagnetic systems are sensitive to electrically conductive objects, regardless of whether they are magnetic or non-magnetic. That is, electromagnetic systems tend to detect non-magnetic objects, such as pocket change, just as easily as magnetic objects, such as weapons. Consequently, electromagnetic systems tend to be prone to false alarms. In many circumstances, such false alarms need to be resolved by scanning the suspect with a hand-held detector in order to confirm or deny the presence of a dangerous weapon.

Our SecureScan system differs from electromagnetic induction systems because the SecureScan system uses passive magnetic technology. When an object of a specific ferro-magnetic mass passes by the magnetic sensors the surrounding magnetic field is altered. The software calculates the difference between the magnetic field strength with the object in the magnetic field inside the sensors' range and the normal magnetic field strength. Then the system displays the results in graph format on a video display unit. Since the SecureScan technology does not use transmitters to produce electromagnetic induction, it does not pose a problem for pacemakers.

The SecureScan portal uses an array of advanced magnetic sensors, each with internal digital signal processors. The sensors communicate with the control
unit's software which spatially places identified magnetic anomalies   and
visually places the location of the potential threat object with a red dot that is superimposed over a real time snapshot image of the person walking through the portal. Along with the snapshot, a graph displays the sensor data which automatically scales the signal strength of the individual sensors and cross-references them to the video image. All of this information is brought together on a video screen that displays the image of the person, the location of the weapon(s) and the size of the weapon(s), depending on the intensity of the magnetic signature. The visual image allows the operator to determine what the object is without the need to conduct a personal search to locate the object and look at it.

The SecureScan technology discriminates weapons from non-weapons by assuming that possible threat objects will have ferromagnetic composition. The SecureScan system promotes rapid, smooth traffic flow because it only detects the types of ferrous metals commonly found in guns and knives, rather than personal possessions such as coins, keys or belt buckles. This capability reduces false alarms and eliminates the need to use hand wands or resort to a personal search. Body cavity object identification is also a feature, as well as locating objects that have been covered or masked with aluminum foil or other materials . The SecureScan system operates faster than ordinary metal detectors and can scan as high as 1,200 persons per hour.

The SecureScan weapons detection system can be controlled via a central monitoring station using a Windows(TM) operating system and Pentium(TM) hardware. This can include additional closed-circuit television, two-way voice communication, door interlock, card-key and other biometric identification or access control components. The functionality of the SecureScan portal is increased by access control, database recording, video capture and archiving of images.

In 2004 we introduced the SecureScan product to the venue and stadium market. In February 2005 we tested the SecureScan at the pre-game venues of the Super Bowl football game in Jacksonville, Florida. During that installation, the portal scanned up to 3,000 to 4,000 people and at various times throughput ranged from approximately 600 to 1,200 persons per hour.

 During 2005 we contracted with the University of Northern Florida to design new sensor boards for the SecureScan product which has allowed us to reduce the installed sensor cost by a factor of four. The new lower costs allow us to offer price points to the market which compete directly with traditional metal detectors. We sell these units for an average retail price of approximately $10,000 with a one year extended warranty. We feel the new reduced price points and enhanced interface abilities will allow us to be more competitive, along with the advantages of three to four times the throughput rate, non-contact imaging and permanent visual storage, and a log of all individuals scanned. We are making additional cost reductions through economies of scale and larger scale integration by taking advantage of ongoing computer component improvements.

In February 2006 we demonstrated a SecureScan II product with a precision optical biometric fingerprint terminal. We had developed this product with Sagem Morpho, a multi-biometric solutions provider. In March 2006 the Georgia Courts placed a purchase order for three Secure Scan II units with fingerprint identification capabilities. We expect the demand for biometric interfaces to increase. In addition to verifying that an individual is not carrying guns, knives and sometimes cameras, the units can perform multi-modal double and triple identity checks, including, fingerprint, drivers license and employee identification card verification.

     Visual First Responder

In December 2003 View Systems obtained exclusive licensing and marketing rights for the HAZMAT CAM technology from the U.S. Department of Energy's Idaho National Engineering and Environmental Laboratory. We initially marketed this product as FirstView Wireless Camera System, then changed the name to Visual First Responder.

Visual First Responder is a lightweight, wireless camera system housed in a tough, waterproof flashlight body. The camera system sends back real-time images to a computer or video monitor at the command post located outside the exclusion zone or containment area. Visual First Responder is able to transmit high quality video in the most difficult environments. It uses a patented triple-diversity antenna system that minimizes signal distortion in urban environments. Traditional wireless videos use one antenna and a single receiver. The problem with this configuration is that signals multi-path, which means they bounce off other structures, like buildings, file cabinets, etc., on the way to the receiver. This multi-pathing causes interference and seriously degrades the video images. The Visual First Responder receiver seeks the strongest signal from each of the three antennas and locks in that signal, resulting in a more reliable and clearer image.

The image received from the Visual First Responder monitor or on the Visual First Responder color LCD monitor, and can be easily recorded using a common camcorder or VCR with video input. The camera can be completely submerged for fast and easy decontamination. We also offer a unit with 360 degree coverage of a target area.

Visual First Responder also uses Extension Link which is a separate transmitter and receiving system that increases the operating range of the Visual First Responder. The Extension Link has field-selectable channels to avoid interference at longer distances. We have also incorporated a video encryption feature that allows first responders to transmit on-scene video to the command post without the data being intercepted by unwanted parties.

The complete Visual First Responder fully deployed by one person in a stand alone configuration in less than 10 minutes. The system is battery operated and can operate for eight continuous hours using one set of spare camera batteries. We sell this base product for approximately $18,000 retail, but the cost can be as high as $30,500 depending on additional special features such as the extension link and encryption capabilities.

 In March 2006 we introduced the Visual First Responder M2. This new product allows "hands-free" operation of the unit because it allows the person to wear the unit as a helmet mounted monocle.

We have entered into a cooperative research and development agreement with the Idaho Engineering Lab for the Visual First Responder. This agreement allows us to use the research and development resources of the Idaho Engineering Lab to further develop the technology as driven by customer need. The cooperative research and development agreement provides a means for View Systems to efficiently continue to offer state of the art technology, yet concentrate on its marketing and manufacturing operations.

     ViewMaxx Digital Video System

ViewMaxx is a high-resolution, digital video recording and real-time monitoring system. This system can be scaled to meet a specific customer's needs by using anywhere from one camera up to 16 surveillance cameras per each ViewMaxx unit. The system uses a video capture card recording which translates closed-circuit television analog video data (a format normally used by broadcasters for national television programs) to a computer readable digital format to be stored on direct access digital disk devices rather than the conventional television format of video tape.

ViewMaxx offers programmable recording features that can eliminate the unnecessary storage of non-critical image data. This ability allows the user to utilize the digital disk storage more efficiently. The ViewMaxx system can be programmed to satisfy each customer's special requirements, be it coverage which is continuous, or only when events are detected. For example, it can be programmed to begin recording when motion is detected in a surveillance area, or a smaller field of interest within the surveillance area, and can be programmed to notify the user with an alarm or message.

Viewing of the stored digital images can be performed locally on the computer's video display unit or remotely through the customer's existing telecom systems or data network. It also uses a multi-mode search tool to quickly play back files with simple point and click operations. The search mode parameters can be set according to a specific monitoring need, such as: certain times of day, selected areas of interest in the field of view or breaches of limit areas. These features and abilities avoid the need to review an entire, or many, VCR tapes for a critical event.

Our ViewMaxx products include the following features:
..    Use any and all forms of telecommunications, such as standard telephone lines;
..    Video can be monitored 24 hours a day by a security monitoring center;
..    Local and remote recording, storage and playback for up to 28 days, with optional additional storage capability;
..    The system may be set to automatically review an area in a desired camera sequence;
..    Stores the video image according to time or a criteria specified by the customer and retrieves the visual data selectively in a manner that the customer considers valuable or desirable;
..    The system may trigger programmed responses to events detected in a surveillance area, such as break-ins or other unauthorized breaches of the secured area;
..    Cameras can be concealed in ordinary home devices such as smoke detectors;
..    The system monitors itself to insure system functionality with alert messages in the event of covert or natural interruption; and
..    Modular expansion system configuration allows the user to purchase add-on components at a later date.

Depending on the features of a particular system the retail price can range from approximately $1,500 up to $6,500.

     Additional Products

 On April 24, 2006 we announced the we had entered into a cooperative research and development agreement with

Battelle Energy Alliance, LLC for a radiation technology that is designed to detect gamma ray and neutron radiation. Gamma radiation and radioactive isotopes could be dispersed by explosive devices such as a "dirty bomb." We intent to integrate this technology with our products in the near future.

We also offer integration of other products with SecureScan or ViewMaxx. Biometric verification is a system for recognizing faces and comparing them to known individuals, such as employees or individuals wanted by law enforcement agencies. This product can be interfaced with SecureScan and/or ViewMaxx to limit individual access to an area. SecureScan and/or ViewMaxx can be coupled with magnetic door locks to restrict access to a particular area. We also offer a central monitoring or video command center for SecureScan or ViewMaxx products.

In addition, we offer support services for our products which include:
..    On site consulting/planning with customer architect and engineers,
..    Installation and technical support,
..    Training and "Train the Trainer" programs, and
..    Extended service agreements.

Markets

Our family of products offers government and law enforcement agencies, commercial security professionals, private businesses and residential consumers an enhanced surveillance and detection capacity. Management has chosen to avoid the air passenger traffic and civilian airport market for metal detection because we believe that a larger market exists in venues such as sporting events, concerts, and race tracks, and schools, courthouses and municipal buildings, and law enforcement agencies.

Commercial business users represent the greatest potential users of our surveillance and weapons detection products. Commercial businesses have already realized the need for surveillance and using access control devices for protection of employees, customers, and assets. Our products can curtail crime and prevent loss caused by employees and others. The market for surveillance technology includes many types of commercial buildings; including, hospitals, schools, museums, retail, manufacturing and warehousing facilities.

Our SecureScan products and technology can be used where there is a temporary requirement for real-time weapons detection devices in areas where a permanent installation is cost prohibitive or impractical. For example, our SecureScan portal could be set up for special events, concerts, and conventions. Our systems may reduce the need for a large guard force and can provide improved pedestrian traffic flow into an event because individuals can be scanned quickly and false alarms are reduced.

Schools have been very receptive and enthusiastic about the SecureScan portal and its integration with School Technology Management's Comprehensive Attendance/Security System. In early October 2003 we announced an alliance with School Technology Management, Inc. to integrate and market its products with ours. School Technology Management developed the Comprehensive Attendance, Administration and Security System ("Comprehensive Attendance/Security System"), which is designed to use a magnetic card swipe system to monitor identification of students entering a school and to verify each student's attendance. School Technology Management combined our SecureScan portal with its card swipe system.

With the combined technology a student enters the portal and is scanned for any threat objects and his or her identity is concurrently confirmed to school security officers. During the spring semester of 2004, a subcontractor of the National Institute of Justice conducted a study of the effectiveness of the SecureScan portal in a school environment and the results were positive. The combined technology has been tested in schools in New York and Philadelphia. Management estimates that there are over 120,000 schools in the United States that may have problems with violence, truancy and other safety considerations, which may be addressed by the combined technology.

In addition to school security, the gathering of video and data images and weapons detection is commonplace in law enforcement. Because our technology can be used for stakeouts and remote monitoring of areas, we believe there is a market potential with law enforcement agencies. A primary market for our SecureScan portal is federal and state government courthouses, county and municipal buildings, and correctional facilities. We have installed our SecureScan weapons detection products in a variety of court house situations. The Visual First Responder product's market includes state National Guard units and first response agencies, such as; firemen, police swat and homeland security response teams.

The residential home security user may purchase our products from either commercial companies installing self-contained or centrally monitored systems, or directly from retail distribution centers. However, at this time we do not have retail agreements in place. Using our technology, individuals may run their own perimeter and interior surveillance systems from their own home computer. Real-time action at home can be monitored remotely through a modem and the Internet. There is also the capability to make real-time monitors wireless. An additional advantage of our technology is that it allows for the storage of information on the home computer and does not require a VCR. This capability may reduce the expense and time of the home installation and may make installation affordable for a majority of homeowners.

Manufacturing

We initially manufactured the SecureScan portal internally at our facilities in Baltimore, Maryland. During the second quarter of 2004 we set up a complete manufacturing line in the Baltimore, Maryland facility for building, testing and further development of the Visual First Responder product. In August 2005 we contracted with Inter-Connect Electronics, Inc. to manufacture and assemble our Visual First Responder units. We also contracted with Sports Field Specialties, LLC, a sheet metal manufacturer, to build the SecureScan product line. If certain quality control issues can be worked out, then manufacturing agreements may allow us to reduce our current backlog for our product lines. We continue to entertain other manufacturing alternatives to insure the lowest possible cost while maintaining the highest possible quality.

Our third party manufacturers create several of the hardware components in our systems and assemble our systems by combining other commercially available
hardware and software together with our proprietary software.   We hold
licenses for software components that are integrated into our proprietary software and installed in our systems. We believe that we can continue to obtain components for our systems at reasonable prices from a variety of sources. Although we have developed certain proprietary hardware components for use in our products and purchased some components from single source suppliers, we believe similar components can be obtained from alternative suppliers without significant delay.

Sales and Distribution

We are in the process of building a United States domestic network of manufacturing representatives and dealers for the sale and distribution of our products. We are seeking security consultants, specifiers and distributors of security and surveillance equipment that sell directly to schools, courthouses, government and commercial buildings. We hired four in-house regional sales persons and intend to develop a national sales channel model and a distributor development program.

We use mailings and telephone calls to contact potential representatives in a geographical area with the intent to arrange a demonstration of our products to these persons. We attend region specific trade shows such as sheriff's conventions, court administrators meetings, civil support team and state police shows. Then we demonstrate or give trial offers in the area until a sale is completed. Once we have completed a sale in a specific market area, then we expand that market by contacting correctional facilities, courthouses and other municipal buildings. We ship our products to the customer and each product has an unconditional 30 day warranty, during which time the product can be returned for a complete refund.

We have ongoing reseller arrangements with small- and medium-sized domestic and international resellers. Our reseller agreements grant a non-exclusive right to the reseller to purchase our products at a discount from the list price and then sell them to others. These agreements are generally for a term of one year and automatically renew for successive one-year terms unless terminated by notice or in the event of breach.

We also have experienced international interest from security related resellers and system integrators. However, sales and shipments to overseas are regulated by federal guidelines for export. Previously, we had chosen not to pursue international markets, but are now evaluating potential sales in the Middle East. We intend to continue our focus on domestic markets which are less expensive to support and maintain.

Backlog

As of December 31, 2005, we had a backlog of $200,000, down from $700,000 at September 30, 2005. We measure backlog as orders for which a purchase order or contract has been signed or a verbal commitment for order or delivery has been made, but which has not yet been shipped and for which revenues have not been recognized. We typically ship our products months after receiving an order. However, we are attempting to shorten this lead time to several weeks. Also, product shipments may require more lead-time and may be delayed for a variety of reasons beyond our control, including:
..    additional time necessary to conduct product inspections prior to shipping,
..    design or specification changes by the customer,
..    the customer's need to prepare the site, and
..    delays caused by other contractors on the project.


Major Customers

During the year ended December 31, 2005 we had one customer, Battelle Energy Alliance, L.L.C., that accounted for $149,050, or 11.9%, of our revenues. These sales were related to product sales of our Visual First Responder. Battelle Energy Alliance, L.L.C. is a science and technology organization that develops and commercializes technology and manages laboratories for the National Laboratories, Department of Defense and other clients.

Competition

We believe the introduction of digital technology to video surveillance and security systems is our market opportunity. We believe that many of the established closed-circuit television companies have approached the design of their digital closed-circuit television products from the standpoint of integrating their digital products to existing security and surveillance product offerings. These systems are closed, not easily integrated with other equipment and not capable of upgrades as technology improves. We have designed our systems such that they are open, compatible with other digital and analog systems, and adaptable to technological advances that will inevitably occur with digital technology. In addition, we have evaluated price point competition and to ease the financial burden for schools and other customers with budget constraints, we accept a down payment with remaining payments due monthly for an agreed upon term.

The markets for our products are extremely competitive. Competitors include a broad range of companies that develop and market products for the identification and video surveillance markets. In the weapons detection market, we compete with Ranger Security Scanners, Inc. and Garrett Electronics, Inc. in the United States, and an Italian company, CEIA SpA, which has the most sophisticated electromagnetic induction product. In the video surveillance market we compete with numerous VCR suppliers and digital recording suppliers, including, Sensormatic Corporation and NICE Systems, Ltd. and Integral Systems.

Trademark, Licenses and Intellectual Property

Certain features of our products and documentation are proprietary and we rely on a combination of patent, contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information. We limit access to, and distribution of, our software, documentation and other proprietary information. As part of our confidentiality procedures, we generally enter into confidentiality and invention assignment agreements with our employees and mutual non-disclosure agreements with our manufacturing representatives, dealers and systems integrators. Notwithstanding such actions, a court considering these provisions may determine not to enforce such provisions or only partially enforce such provisions.

The SecureScan concealed weapons detection technology involves sensing technology and data acquisition/analysis software subsystems that have patents pending or issued to the U. S. Department of Energy. We hold an exclusive license, D.O.E. License No. 03-LA-18, to commercialize, manufacture and market the concealed weapons detection technology. However, since the intellectual property was developed by the federal government under a grant from the National Institute of Justice, the patents belong to the government and we pay royalties of 2% of the net sale price per SecureScan unit sold. We also hold the exclusive license, D.O.E. License No. 03-LA-20, for the Visual First Responder technology and pay royalties of 4% of the net sale price per each Visual First Responder unit sold.

Governmental ownership of the patents is advantageous because the government has prosecution and stewardship responsibilities for the life of the patents. We enjoy the benefit of any continuations and improvements to the concealed weapons detection technology performed by the government under the ongoing contract between the Department of Energy and National Institute of Justice. Our exclusive marketing agreement allows us to have cutting edge technology without funding the research and development or patent applications.

We have obtained software licensing agreements for
..    software operating systems components,
.. fingerprint identification to possibly integrate into our proprietary software, and
..    integration of commercially available operating systems software into our proprietary software for installation into our products.

Because the software and firmware (software imbedded in hardware) are in a state of continuous development, we have not filed applications to register the copyrights for these items. However, under law, copyright vests upon creation of our software and firmware. Registration is not a prerequisite for the acquisition of copyright rights. We take steps to insure that notices are placed on these items to indicate that they are copyright protected. The copyright protection for our software extends for the 20-year statutory period from the date of first "publication," distribution of copies to the general public, or from the date of creation, whichever occurs first.

We provide software to end-users under non-exclusive "shrink-wrap" licenses, which are automatic licenses executed once the package is opened. This type of license has a perpetual term and is generally nontransferable. Although we do not generally make source code available to end-users, we may, from time to time, enter into source code escrow agreements with certain customers. We have also obtained licenses for certain software from third parties for incorporation into our products.

Government Regulation

We are not subject to government regulation in the manufacture of our products or the components in our products. However, our products are subject to certain government restrictions on sales to "unfriendly" countries and countries designated as adversarial, which may limit our sales to the international market. In addition, our resellers and end users may be subject to numerous regulations that stem from surveillance activities. We also benefit from the recent "made in America" trade laws where non-United States manufactures must secure waivers in order to sell security and surveillance products to United States domestic end-users.

Security and surveillance systems, including cameras, raise privacy issues and our products involve both video and audio, and added features for facial identification. The regulations regarding the recording and storage of this data are uncertain and evolving. For example, under the Federal wiretapping statute, the audio portion of our surveillance systems may not record people's conversations without their consent. Further, there are state and federal laws associated with recording video in non-public places.

Research and Development

For the year ended December 31, 2005 and 2004, we did not record research and development expense. We have cooperative research arrangements with the Department of Energy to receive technical assistance and further enhancements of the concealed weapons detection technology and Visual First Responder technology that are performed by the Department of Energy and the National Institute of Justice. We also contract with engineers and other third parties to develop or vary the design of our products and we record these expenses as professional fees.

Employees

We employ 12 persons, including four sales executives, four engineers and two office personnel. Two persons are part-time and we also contract with two independent contractors who devote a majority of their work to a variety of our projects. Our employees are not presently covered by any collective bargaining agreement. Our relations with our employees are good, and we have not experienced any work stoppages.

Reports to Security Holders

We are required to comply with the reporting requirements of Section 12(g) of the Exchange Act and must file annual, quarterly and other periodic reports with the SEC, as well as proxy and information statements. The public may read and copy any materials we file with the SEC, including copies of this registration statement at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. We are an electronic filer and copies of our periodic reports and other information filed with the SEC should be available through the Internet by using the SEC's EDGAR database which may be found at http://www.sec.gov. We also have an Internet web site at www.viewsystems.com.

                             PROPERTY

We lease 4,600 square feet of office space in Baltimore, Maryland. The lease term is three (3) years beginning on October 1, 2005, and expiring on September 30, 2008. The base rent is approximately $3,000 per month subject to an annual escalator of 3%. Management believes this facility will suit our needs for the future. We also lease a sales, engineering and manufacturing office in Jacksonville, Florida and a sales and engineering office in Los Angeles, California.

                        LEGAL PROCEEDINGS

As of the date of this prospectus we are not a party to any material legal proceedings.

              MANAGEMENT'S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

Our product lines are related to visual surveillance, intrusion detection and physical security. Management believes that heightened attention to personal threats, potential large scale destruction and theft of property in the United States and spending by the United States government on Homeland Security will continue to drive growth in the market for our security products.

During 2004 we increased our product lines to include our Visual First Responder and during 2005 we had engineering design changes made to the sensor boards for the SecureScan product to allow lower costs and to accommodate the price points required by competitive pressures. Also, in 2005 we redesigned and outsourced the assembly and manufacture of the Visual First Responder and SecureScan products.

During 2005 we continued to establish new partnerships, add active resellers and dealers and we hired four sales representatives to build a United States domestic network for the sale and distribution of our products within the 48 states. These developments have led to increased sales while at the same time decreasing the cost of products. We intend to develop these sales and distribution channels to a level that will result in increased revenues and continued profitability. We have completed sales in the correctional facility market, some Homeland Security departments and some sports venues.

For the next twelve months our primary challenge will be to add new products and develop our sales and expand our distribution network into additional
regions and markets in the United States and abroad.   We intend to
increase sales by offering demonstrations of our products in specific geographical areas to potential customers or at region specific trade shows, such as sheriff's conventions, court administrators' meetings, civil support team, state police shows and dealers shows. When a demonstration results in a sale of one of our products, then we attempt to expand that market by contacting other potential customers in the area, such as, correctional facilities, courthouses and other municipal buildings. After several sales in a particular geographic area management will decide whether it is appropriate to open a sales and service office.

In 2006 we will add three additional products which relate to sensing for enriched nuclear material which may be used to build nuclear based explosive devices or for creating radiological disasters. These sensing devices will be integrated into our current products in addition to being used as stand alone handheld portable detectors. These products are based on existing patents owned by the United States government and are licensed exclusively to View Systems for the purpose of commercializing them.

LIQUIDITY AND CAPITAL RESOURCES

We have incurred losses for the past two fiscal years and had a net loss of $2,243,976 at December 31, 2005. Approximately $1.5 million of this loss is due to compensation expense recognized for shares issued for services during 2005. Our revenues from product sales have been increasing but are not sufficient to cover our operating expenses. Our auditors have expressed substantial doubt that we can continue as a going concern. We are in default on some of our debt obligations at December 31, 2005 but continue to make payments on our obligations. We have some financing commitments in place, but not enough to meet our expected cash requirements for 2006.

Management intends to finance our 2006 operations with the revenue from product sales and any cash short falls will be addressed through equity financing. In December 2005 we completed a subscription agreement, discussed below under "Commitments and Contingent Liabilities", that will provide for the purchase of convertible promissory notes through $100,000 installments over a five month period. We will use this cash for marketing, working capital, and to enhance our presence in other geographical regions.

Historically, we have relied on private financing and revenues to satisfy our cash requirements for working capital. For the year ended December 31, 2005 ("2005") we received cash from revenues of $1,172,163, proceeds of

$312,534 from sales of our common stock and relied on advances of $64,000 from Gunther Than, our CEO. For the year ended December 31, 2004 ("2004"), we received cash from revenues of $476,319, received proceeds of $933,800 from debt financing, proceeds of $157,900 from sales of common stock, and received advances from Mr. Than totaling $132,000. Due to the increase in revenues in 2005 we were less reliant on financing, and accordingly, net cash provided by financing decreased in 2005 to $338,034 from $1,003,700 in 2004.

We use our cash for working capital and at our current revenue levels we will require an additional $500,000 during the last half of 2006 to cover our operating costs of approximately $100,000 per month. These operating costs include cost of sales, general and administrative expenses, salaries and benefits and professional fees related to contracting engineers. The engineering efforts were mainly applied to unit cost reduction of the SecureScan product which has been reduced in cost by more than 50% from $8,450 to $4,200 per unit.

We also rely on the issuance of our common stock to pay for services and to convert debt when cash is unavailable. In 2004 we issued 1,934,850 shares for services valued at $353,604 and 5,221,050 shares for debt valued at $702,105. In 2005 we issued 10,106,000 shares for services valued at $1,856,862 and 128,000 shares to convert debt of $19,000. As of the date of this filing we have approximately 9,000,000 authorized common shares remaining and management is taking the necessary steps to increase our authorized common stock to 250,000,000 within the next 30 days.

Management believes revenues will continue to increase but not to the point of profitability in the short term. We will need to continue to raise additional capital, both internally and externally, to cover cash shortfalls and to compete in our markets. We cannot assure you that we will be able to obtain financing on favorable terms and, if not, we may be required to reduce our expenses and scale back our operations.

COMMITMENTS AND CONTINGENT LIABILITIES

Our base rent for operating leases related to our principal office and manufacturing facility is approximately $2,870 per month, with an annual rent
escalator of 3%.    Rent expense was $81,216 for 2005 compared to $61,047
for 2004. At December 31, 2005 , future minimum payments for operating leases related to our office and manufacturing facility were $97,646 through December 31, 2008.

 Our total current liabilities at December 31, 2005 included accounts payable of $343,430, accrued expenses of $43,229, accrued interest of $77,000, accrued royalties of $75,000, loans to an officer of $64,000 and notes payable of $110,000.

At December 31, 2004 we were in default on our debt obligations and did not have financing commitments in place to meet our expected cash requirements. Our auditors expressed substantial doubt that we could continue as a going concern based on these operating losses. To remedy this situation on September 22, 2005, we arranged for three accredited investors to pay notes payable of $237,357 that we owed to Niki Group, LLC and Compass Equity Partners LLC. In consideration for the pay-off of this debt our board of directors authorized the issuance of an aggregate of 2,390,000 shares to three investors. Starr Consulting, Inc. received 597,500 shares for $60,000 paid on the debt; Power Network, Inc. received 597,500 shares for $60,000 paid on the debt; and YT2K, Inc. received 1,195,000 shares for $120,000 paid on the debt.

Subscription Agreement

 We entered into a Subscription Agreement, dated December 23, 2005, with three accredited investors; Starr Consulting, Inc., Active Stealth, LLC, and KCS Referral Service LLC (the "Subscribers") to provide cash for operations. We agreed to sell and the Subscribers agreed to purchase convertible promissory notes and warrants. However, on January 6, 2006, the Subscribers consented to the removal of the warrants from the subscription agreement, with the understanding that the warrants would be reinstated after we increased our authorized common stock and the shares underlying the warrants would be registered at a later date. The Subscribers agreed to purchase up to an aggregate of $500,000 of 8% promissory notes convertible into shares of our common stock at a per share conversion price of $0.10. The notes are due and payable by December 31, 2006. The Subscribers agreed to purchase the promissory notes over a five month period in $100,000 per month installments.

Starr Consulting, Inc. agreed to purchase convertible promissory notes in the aggregate amount of $166,667, which may be converted into 1,666,667 shares of our common stock. Active Stealth, LLC and KCS Referral Service LLC each agreed to purchase convertible promissory notes in the aggregate amount of $166,666, convertible into 1,666,666 common shares. On January 3, 2006, we closed the first $100,000 installment under this agreement and Starr Consulting purchased promissory notes valued at $33,334, Active Stealth purchased promissory notes of $33,333 and KCS Referral Service purchased promissory notes valued at $33,333. In March 2006 we terminated this agreement with KCS Referral Service LLC.

The agreement provides for piggy back registration rights for the shares underlying the convertible promissory notes. The agreement provides that we must file a registration statement within 60 days of a request by any Subscriber and cause the registration statement to become effective within 120 days of that request. We are obligated to maintain the effectiveness of the registration statement until all the underlying shares have been sold by the Subscribers. If we fail to obtain or maintain effectiveness of the registration statement, then we are required to pay liquidated damages in an amount equal to 2% of the purchase price of the convertible promissory notes remaining unconverted and the purchase price of the shares issued upon conversion of the notes owned of record by the holder of the notes for each 30 day period that the registration statement is not effective.

If we fail to issue shares within 10 business days after a request by a Subscriber, then the Subscriber is entitled to a sum of money, whichever is greater of either (i) multiplying the outstanding principal amount of the note designated by the Subscriber by 130%, or (ii) multiplying the number of shares deliverable upon conversion of the amount of the note's principal and/or interest at the conversion price that would be in effect on the deemed conversion date by the highest closing price of the common stock on the principal market for the period commencing on the deemed conversion date until the day prior to the receipt of the payment.

OFF-BALANCE SHEET ARRANGEMENTS

None.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates of particular significance in our financial statements include annual tests for impairment of our licenses. These estimates could likely be materially different if events beyond our control, such as changes in government regulations that affect the usefulness of our licenses or the introduction of new technologies that compete directly with our licensed technologies affect the value of our licenses.

We first determine the value of the license using a projected cash-flow analysis to determine the present value of cash flows. The test is done using assumptions as to various scenarios of increases and decreases in the revenue stream and applying a discount rate of 6%. If the value achieved under these various methods is less than the carrying value of the assets then it is considered that an impairment has occurred and the asset's carrying value is adjusted to reflect the impairment.

Management also makes estimates on the useful life of our licenses based on the following criteria:
..    Whether other assets or group of assets are related to the useful life of the licenses,
..    Whether any legal, regulatory or contractual provisions will limit the use of the assets,
..    We evaluate the cost of maintaining the license,
..    We consider the possible effects of obsolescence, and
..    Whether there is maintenance or any other costs associated with the license.

RESULTS OF OPERATIONS

The following discussions are based on the consolidated financial statements of View Systems and its subsidiaries. These charts and discussions summarize our financial statements for the years ended December 31, 2005 and 2004 and should be read in conjunction with the financial statements, and notes thereto, included with this prospectus starting on page 33, below.

    Summary Comparison of 2005 and 2004 Fiscal Year Operations
    ----------------------------------------------------------

                                       2005             2004
                                   -----------    --------------

Revenues, net                      $ 1,172,163    $     476,319

Cost of sales                          629,319          257,179

Gross profit (loss)                    542,844          219,140

Total operating expenses             2,900,136        1,369,474

Loss from operations                (2,357,292)      (1,150,334)

Total other income (expense)           (11,684)         (36,144)

Net income (loss)                   (2,368,976)      (1,186,478)

Net earnings (loss) per share      $     (0.03)   $       (0.02)

Revenue is considered earned when the product is shipped to the customer. The concealed weapons system and the digital video system each require installation and training. Training is a revenue source separate and apart from the sale of the product. In those cases revenue is recognized at the completion of the installation and training.

Our marketing efforts have increased sales of our SecureScan and Visual First Responder and resulted in increased revenues for 2005 compared to 2004. Management anticipates that increases in revenues will continue as we develop our sales and marketing channels and establish local sales and service offices in geographic areas where we have already completed sales. The increased net revenues for 2005 resulted in an increased gross profit for 2005 compared to 2004. The following chart provides a breakdown of our sales in 2004 and 2005.

                          Dec. 31, 2004  Dec. 31, 2005
                          -------------  --------------
Secure Scan               $     24,800   $     727,895
ViewMaxx                       153,271          50,412
Visual First Responder         296,100         362,340
Service                          2,148          31,516

Our backlog at December 31, 2005, was $200,000, down from $700,000 at September 30, 2005. The reduction in backlog is primarily a result of outsourcing our manufacturing. Our back log is more manageable and is in part carried by the third party manufacturers because purchase orders are placed with the manufacturers and they receive payment when we receive payment from the customer. However, the delay between the time of the purchase order and shipping of the product results in a delay of recognition of the revenue from the sale. This delay in recognition of revenues will continue as part of our results of operations.

 Cost of sales include costs of products sold and shipping costs and were approximately 54% of net revenues for both 2004 and 2005. Management anticipates that the relative margins of each product line should remain relatively the same during 2006.

 Total operating expense increased in 2005 compared to 2004.  The increase in 2005 was primarily a result of $1,774,696 of professional fees expense. Approximately $1.5 million of the professional fees expense is related to consulting contracts with third parties for legal, corporate development and
investor relations services.   Management anticipates that our professional
fees related to consulting contracts will decrease in the next quarter due to the non-recurring nature of these third party consulting contracts.

Total other expense for the 2005 and 2004 comparable periods was related to interest on loans. Management anticipates interest expense to increase as a result of the subscription agreement with the Subscribers, described above, and our need to seek further private financing in the future to cover cash shortfalls.

Management believes net losses will continue in the short term as we expand our sales channels.

                            MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The name, age, position and biographical information of our executive officers and directors are presented below. Our bylaws provide for a board of directors consisting of at least one director. The term of office of each director is until the next annual meeting of stockholders or until the director's earlier death, resignation, or removal. However, if his term expires, he continues to serve until his successor is elected and qualified. Executive officers are chosen by our board of directors and serve at its discretion. There are no family relationships between or among any of our directors and executive officers.

Name                 Age        Position                      Director Since
-----               -----       ---------                     --------------
Gunther Than       59    Chief Executive Officer,      September 1998
                                Treasurer and Director
Michael L. Bagnoli 50    Secretary and Director        May 1999
Martin Maassen        63        Director                      May 1999

Gunther Than - Gunther Than was appointed Treasurer in July 2003 and has served as our Chief Executive Officer since September 1998. He served as our President from September 1998 to May 2003 and had served intermittently as Chairman of the Board from September 1998 to September 2003. Mr. Than was the founder, President and CEO of Real View Systems, Inc., a company that developed compression technology and computer equipment. Real View Systems was acquired by View Systems in 1998. Mr. Than is the founder, President and CEO of View Technologies, Inc., a software development company, and he continues in those positions. Mr. Than is a graduate of the University of Wisconsin, with a dual Bachelors degree in engineering physics and applied mathematics.

Michael L. Bagnoli - Mr. Bagnoli became a Director in May 1999 and was appointed Secretary in June 2004. He holds degrees as a medical doctor and a dental specialist. Since 1988 he has practiced dentistry in the specialty area of oral and masiofacial surgery for a physician group in Lafayette, Indiana. In his practice he introduced arthroscopy surgery along with the full scope of arthroplastic and total joint reconstruction. Mr. Bagnoli was founder, CEO and president of a successful medical products company, Biotek, Inc., which was sold in 1994.

Martin Maassen - Mr. Maassen became a Director in May 1999, he formerly served as our Chairman of the Board from April 2000 to September 2002.
From September 1995 to the present he is a staff physician at Lafayette Emergency Care, P.C. located in Lafayette, Indiana. He is board-certified in internal medicine and emergency medicine and has served as a staff physician in the emergency departments of Jackson County, Deaconess, Union and St. Elizabeth hospitals located in Indiana. In addition to practicing medicine, he maintains an expertise in computer technologies and their medical applications.

EXECUTIVE COMPENSATION

The following table shows the compensation paid to our named executive officers in all capacities during the past three fiscal years.


                    SUMMARY COMPENSATION TABLE
                    --------------------------

                                              Annual Compensation
                                    Fiscal
Name and Principal Position          Year        Salary           Other
---------------------------         ------    -------------    ------------
Gunther Than                         2005     $ 100,000 (1)    $      0
CEO, Treasurer                       2004       100,000 (1)     120,000 (2)
Director                             2003       100,000 (1)     138,000 (3)

Michael L. Bagnoli                   2005     $       0        $ 12,000 (4)
Director and Secretary               2004             0               0
                                     2003             0               0

     (1)  Represents accrued salary.
     (2)  Represents 600,000 common shares issued as compensation.
     (3)  Represents 1,150,000 common shares issued as compensation.
  (4)  Represents 120,000 common shares issued as compensation.


     Compensation of Directors

We compensate our independent directors with 5,000 shares of our common stock for each month of service. We determine independence in accordance with the definition of independent director under NASD Rule 4200(a)(15). We do not have any standard arrangement for cash compensation of our directors for the services they provide in their capacity as directors, including services for committee participation or for special assignments. As an independent director Mr. Maassen accrued 60,000 shares for the year ended December 31, 2005. Mr. Maassen accrued 120,000 shares for the years ended December 31, 2003 and 2004. As of the date of this filing, we have not issued the accrued shares to Mr. Maassen.

Mr. Bagnoli served as an independent director during 2003 and a portion of 2004. He accrued 60,000 shares for the year ended December 31, 2003 and 30,000 shares for the year ended December 31, 2004. Upon his appointment as as our corporate Secretary in June 2004, he no longer qualified as an independent director. On June 21, 2005 we issued 120,000 shares valued at approximately $12,000 to Mr. Bagnoli for the accrued shares and other services rendered on our behalf.

     Employment Contracts

Mr. Than entered into an employment agreement with us and agreed to serve as our Chief Executive Officer, effective January 1, 2003. Mr. Than's employment is "at will" and we may terminate him with or without cause. Either party may terminate his employment with a 30-day written notice or we may terminate him immediately and provide Mr. Than with severance pay in an amount equal to thirty (30) days of salary as of the date of termination. Mr. Than will receive an annual salary of $100,000 and 50,000 shares of common stock for each month of service. Mr. Than has agreed to maintain the confidentiality of our trade secrets and not to compete with the company or to solicit any employee or client of the company during his employment and for a period of one year after any termination of his employment.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following information summarizes transactions we have either engaged in during the last two years, or propose to engage in, involving our executive officers, directors, more than 5% stockholders, or immediate family members of these persons. These transactions were negotiated between related parties without "arms length" bargaining and, as a result, the terms of these transactions may be different than transactions negotiated between unrelated persons.

Our  Chief Executive Officer and Director, Gunther Than, loans funds to
View Systems on occasion in order for us to meet our financial obligations.
He is repaid when funds are available.  During  2005 Mr. Than advanced
$64,000 and in 2004 he advanced a total of $132,000. We owe him $64,000 as of December 31, 2005.

In April 2005 we issued an aggregate of 1,800,000 shares of common stock to
 Mr. Than in accordance with his employment agreement. Of those shares, 1,200,000 shares were in lieu of wages of $100,000 and 600,000 shares were issued in accordance with the 50,000 shares a month requirement in his employment contract. In April 2004 we issued 600,000 shares to Mr. Than in accordance with his employment agreement.

In June 2005, our board of directors authorized the issuance of 7,171,725 shares of Series A Preferred Stock to Mr. Than in consideration for conversion of notes payable of $48,000 and services rendered to the company valued at $23,717. The 7,171,725 shares of Series A Preferred represent 107,575,875
votes on any matter brought to a stockholder vote.   Prior to this transaction
Mr. Than held 7.5% of the voting power of  our common stock.
Immediately after this transaction, Mr. Than held 60.9% of the total voting power of our outstanding shares, common and preferred.

Mr. Than is the President and CEO of View Technologies, Inc., a private company that develops software. Mr. Than devotes approximately 12 hours a week to View Technologies, Inc. Our Board is aware of his position in View Technologies, Inc. and believes that there are no conflicts of interest resulting from his positions in both companies. During 2004 we advanced non-interest bearing funds of $98,478 to View Technologies, Inc. and during 2005 we advanced $95,575 to View Technologies, Inc. There are no formal repayment terms associated with this advance. The companies enter into various transactions throughout the year to provide working capital to one another when necessary.

On June 21, 2005, we issued 522,000 shares of common stock to Martin J. Maassen for advances to the company of $52,000 and we issued 230,000 shares of common stock to Michael L. Bagnoli for direct investments to the company of $11,000 and for director and other services rendered to the company.

                      PRINCIPAL STOCKHOLDERS

The following table lists the beneficial ownership of our management. We are unaware of any person or group that beneficially owns 5% or more of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 90,702,422 outstanding shares of common stock as of April 24, 2006.

                            MANAGEMENT
                           -----------

Name and address of         Title of     Amount of               Percent of
beneficial owner            class        beneficial ownership    class
------------------          ----------   --------------------    -----------

Michael L. Bagnoli          Common          720,000 (1)   Less than 1%
40 Redwood Court
Lafayette, Indiana 47905

Martin Maassen              Common        2,449,919 (2)       2.7%
1340 Fawn Ridge Drive
West Lafayette, Indiana
47906

Gunther Than                Common        4,819,140 (3)       5.3%
1550 Caton Center Drive,    Preferred        7,171,725           100%
Suite E
Baltimore, Maryland 21227

Directors and officers      Common        7,989,059           8.8%
as a group                  Preferred        7,171,725           100%

     (1) Represents 610,000 shares held by Mr. Bagnoli, 40,000 shares held by his spouse and 70,000 shares held by a trust.
     (2) Represents 1,699,919 held by Mr. Maassen and his spouse and 750,000 shares held by his spouse
     (3) Represents 4,649,140 shares owned by Mr. Than and 170,000 shares held by his spouse.

                    DESCRIPTION OF SECURITIES

We are registering common stock under this prospectus and have 100,000,000 authorized shares of common stock, par value $0.001, and 10,000,000 shares of Series A Preferred stock authorized, par value $0.01, as of the date of this prospectus. We have 90,702,422 common shares outstanding as of April 24,
 2006, and have 7,171,725 of Series A preferred stock outstanding.

COMMON STOCK

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. After preferential rights are satisfied, if any, the holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our board of directors and to participate pro rata in any distribution of assets available for distribution upon liquidation of View Systems. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority of the outstanding common stock is required to establish a quorum for a stockholder vote and a majority vote of the outstanding shares present at a stockholders' meeting is required for actions to be taken by stockholders. Our bylaws provide that stockholder action may be taken by written consent of a majority of the outstanding common stock. Directors are elected by a majority vote at a stockholders' meeting and the holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so.

PREFERRED STOCK

Each share of Series A Preferred has a liquidation preference of $0.01 per share before any payment or distribution is made to the holders of common stock in the event of liquidation of View Systems. The Series A Preferred has no conversion rights into common stock. Each share of Series A Preferred is entitled to 15 votes and is entitled to vote on any matters brought to a vote of the common stock stockholders. We may elect to redeem the Series A Preferred with proper notice to the holders of the Series A Preferred and, upon redemption, the Series A Preferred will be cancelled and not be reissued as Series A Preferred.

SHARES ELIGIBLE FOR FUTURE SALE

Of the shares of common stock outstanding, 66,855,337 shares are freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), and 23,847,085 shares are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Of the restricted securities, 7,989,059, or 8.8% , are held by our "affiliates," as defined under Rule 144. In addition, we have options outstanding exercisable through 2009 to purchase 107,690 common shares at a weighted average exercise price of $1.63. On November 8, 2005, we filed a Form S-8 registration statement registering 3,500,000 shares. We have issued 3,340,000 of those registered shares and 160,000 shares remain for future grants. Sales of substantial amounts of common stock in the public market could adversely affect the prevailing market prices of our common stock.

SELLING STOCKHOLDERS

The following table identifies the selling stockholders under this prospectus and identifies their relationship to View Systems during the past three years. The table also lists the number of shares of common stock owned by each selling stockholder prior to the offering, the estimated number of shares to be offered for the selling stockholder's account and the estimated number of shares and percentage of outstanding shares to offered by each selling stockholder after the completion of the offering. Since the selling stockholders may sell all, a portion, or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that will be owned by each selling stockholder upon completion of the offering. Accordingly, the ownership amount and percentage after the offering assumes the sale of all of the registered shares by the selling stockholders.

------------------------------------------------------------------------------
                                                          Estimated securities
                             Securities     Number of         owned after
Selling stockholder          owned prior    shares being       offering
name and relationship        to offering    registered      Shares     Percent
---------------------------  -------------  -------------  ---------  --------
John V. Addeo, Sr.
Investor                          85,000         85,000        0         0
------------------------------------------------------------------------------
John F. Alexander                                                      Less
Consultant                       245,000        245,000        0       than 1%
------------------------------------------------------------------------------
Active Stealth, LLC (1)
Investor                       1,666,666      1,666,666        0         0
------------------------------------------------------------------------------
Business Development
Corporation, Inc. (2)
Consultant                     2,400,000      2,400,000        0         0
------------------------------------------------------------------------------
Timothy Clark                                                          Less
Investor                         120,000         85,000      35,000    than 1%
------------------------------------------------------------------------------
Doug Coombs
Investor                          70,000         70,000        0         0
------------------------------------------------------------------------------
Thomas Cloutier
Consultant                        80,000         80,000        0         0
------------------------------------------------------------------------------
Charlotte DeLoof                                                       Less
Employee                         120,000         60,000      60,000    than 1%
------------------------------------------------------------------------------
 Elite Equity Marketing (3)
Investor relations firm    2,000,000      2,000,000        0         0
------------------------------------------------------------------------------
David Hume
Investor                         175,000        175,000        0         0
------------------------------------------------------------------------------
Lesniak & Associates (4)
Creditor                       2,000,000        500,000   1,500,000  1.5%

------------------------------------------------------------------------------
Marc Mintz                                                             Less
Investor                         200,000        100,000     100,000    than 1%
------------------------------------------------------------------------------
Michael Paduano
Investor                          85,000         85,000        0         0
------------------------------------------------------------------------------
Thomas F. Pierson
Legal Consultant
and Investor                     300,000        300,000        0         0
------------------------------------------------------------------------------
Jane Seymour
Investor                          85,000         85,000        0         0
------------------------------------------------------------------------------
William D. Smith
Former Secretary,
Chairman of the Board
and consultant                 1,170,000        170,000  1,000,000    1.0%

------------------------------------------------------------------------------
Starr Consulting, Inc. (5)                                             Less
Consultant and Investor        2,264,167      1,666,667    597,500     than 1%
------------------------------------------------------------------------------

           Total           13,065,833      9,773,333  3,292,500       3.3%
------------------------------------------------------------------------------

     (1) As provided by Active Stealth, LLC, Richard Muller holds the power to vote and dispose of the securities.
     (2) As provided by Business Development Corporation, Inc., Thomas Coultier has power to vote and dispose of the securities.
     (3) As provided by Elite Equity Marketing, LLC, Joseph Pettinelli has power to vote and dispose of the securities.
     (4) As provided by Lesniak & Associates, Bruce Lesniak has power to vote and dispose of the securities.
     (5) As provided by Starr Consulting, Inc., Daniel Starczewski has power to vote and dispose of the securities.

TRANSACTIONS RELATED TO THE SELLING STOCKHOLDERS

We have sold restricted shares in isolated transactions to seven of the listed selling stockholders in consideration for cash. The seven selling stockholders acquired the shares in the following transactions. On November 2, 2005, we issued 85,000 shares to Michael Paduano for $12,750 and 175,000 shares to David Hume for $26,250. We issued 70,000 shares to Doug Coombs for $10,500 on November 17, 2005. On November 23, 2005, we issued 100,000 shares to Mark Mintz for $15,000. On December 29, 2005, we authorized the issuance of 85,000 shares to Jennifer Seymour for $12,750; 120,000 shares to Timothy Clark for $18,000; and 85,000 shares to John V. Addeo, Sr. for $12,750. We are under no formal or informal obligation to register these shares under this registration statement; however, our Board has authorized the registration of these 720,000 shares.

Subscription Agreement

We entered into a Subscription Agreement, dated December 23, 2005, with three accredited investors; Starr Consulting, Inc., Active Stealth, LLC, and KCS Referral Service LLC (the "Subscribers"). We agreed to sale and the Subscribers agreed to purchase convertible promissory notes and warrants.
The Subscribers agreed to purchase up to an aggregate of $500,000 of 8% promissory notes convertible into shares of our common stock at a per share conversion price of $0.10. The notes are due and payable by December 31, 2006. The Subscribers agreed to purchase the promissory notes over a 5 month period in $100,000 per month installments. On January 6, 2006, the Subscribers consented to the removal of the warrants from the subscription agreement, with the understanding that the warrants would be reinstated after we increased our authorized common stock and the shares underlying the warrant would be registered in a later registration statement.

Starr Consulting, Inc. agreed to purchase convertible promissory notes in the aggregate amount of $166,667, which may be converted into 1,666,667 shares of our common stock. Active Stealth, LLC and KCS Referral Service LLC each agreed to purchase convertible promissory notes in the aggregate amount of $166,666, convertible into 1,666,666 common shares. On January 3, 2006, we closed the first $100,000 installment under this agreement and Starr Consulting purchased promissory notes valued at $33,334, Active Stealth purchased promissory notes of $33,333 and KCS Referral Service purchased promissory notes valued at $33,333.

The agreement provides for piggy back registration rights for the shares underlying the convertible promissory notes. The agreement provides that we must file a registration statement within 60 days of a request by any Subscriber and cause the registration statement to become effective within 120 days of that request. We are obligated to maintain the effectiveness of the registration statement until all the underlying shares have been sold by the Subscribers. If we fail to obtain or maintain effectiveness of the registration statement, then we are required to pay liquidated damages in an amount equal to 2% of the purchase price of the convertible promissory notes remaining unconverted and the purchase price of the shares issued upon conversion of the notes owned of record by the holder of the notes for each 30 day period that the registration statement is not effective.

If we fail to issue shares within 10 business days after a request by a Subscriber, then the Subscriber is entitled to a sum of money, whichever is greater of either (i) multiplying the outstanding principal amount of the note designated by the Subscriber by 130%, or (ii) multiplying the number of shares deliverable upon conversion of the amount of the note's principal and/or interest at the conversion price that would be in effect on the deemed conversion date by the highest closing price of the common stock on the principal market for the period commencing on the deemed conversion date until the day prior to the receipt of the payment.

Consulting Agreements

We entered into a consulting agreement with John F. Alexander dated October 6, 2005. We engaged Mr. Alexander as an engineering consultant. The term of the consulting agreement is a period of one year beginning January 2, 2005 and renewing automatically. We agreed to pay Mr. Alexander 10,000 shares per month. Pursuant to the agreement he will maintain the confidentiality of information obtained while providing services to us for the term of the agreement and for three years after the agreement is terminated by mutual agreement. He agreed not to solicit our customers for the term of the agreement and for one year after its termination. Any ideas, inventions, patents and copyrights or other work product is our property and we may seek patents, copyrights or other protections for this work product. Our Board has approved the registration of 125,000 shares Mr. Alexander has earned under his consulting agreement. We are under no formal or informal obligation to register these shares under this registration statement.

On December 21, 2005, we engaged Thomas F. Pierson as legal counsel. His initial fee was $20,000 payable in cash or 200,000 shares registered under Form S-8. Mr. Pierson opted to receive the 200,000 shares, but our Board decided to register these shares in this registration statement rather than under a Form S-8 registration. Mr. Pierson is entitled to an additional 100,000 shares for services rendered. Our Board has approved the registration of 300,000 shares for Mr. Pierson.

 We entered into a consulting agreement, dated December 27, 2005, with Business Development Corporation, Inc., a Nevada corporation, located in Palm Springs, California ("Business Development"). Business Development agreed to act as an independent consultant, to provide financing, public relations, business modeling and corporate development related to acquisitions, mergers and financing. The term of the agreement was for one year beginning on the date payment of the required compensation was received. The compensation for the services was options to purchase 2,500,000 shares and the shares underlying the options have piggy back registration rights. Pursuant to the agreement, we are registering 2,500,000 shares for Business Development. In addition, the executive officer of Business Development, Thomas Cloutier, provided consulting services to us as an individual and we agreed to pay him 80,000 shares for his services. We are under no formal or informal obligation to register the 80,000 shares under this registration statement, but the Board has approved the registration of the 80,000 shares under this registration statement.

On  February 6, 2006 we entered into a consulting agreement with Elite
Equity Marketing, a Maryland limited liability company. We engaged Elite Equity to provide consulting services for a term of three months in relation to interactions between broker/dealers, shareholders and members of the public and other matters related to investor/public relations, business modeling and development and release of press articles. We agreed to pay Elite Equity 500,000 common shares along with 1,500,000 warrants exercisable in 500,000
share increments at $0.10 per share starting in February 2005.   Elite Equity
has agreed to maintain the confidentiality of secret, proprietary or non-public information. We agreed to indemnify Elite Equity legal and other expenses related to litigation arising from the performance of its services and Elite Equity will indemnify View Systems for legal and other expenses related to litigation arising from Elite Equity's willful, negligent or inappropriate and illegal representation or misrepresentation of the company. We are not under any obligation to register the shares related to this agreement; however, the Board has approved registration of the 2,000,000 shares in this registration statement.

Debt Conversion

On September 24, 2004, we issued 2,000,000 shares valued at $180,000 to Lesniak & Associates as settlement for debt. We had entered into a settlement agreement with Lesniak & Associates in November 2003, but we were unable to satisfy the payments under that settlement agreement and renegotiated a settlement of $100,000 cash and 2,000,000 common shares as full satisfaction of all debt. We are under no obligation to register these shares; however, our Board has authorized the registration of 500,000 of these shares.

Compensation

William D. Smith served as the Chairman of the Board and Secretary of View Systems from February 2003 to June 2004. On August 20, 2003 we issued 1,000,000 common shares to Mr. Smith for $100,000. On September 10, 2003, we issued 200,000 common shares, valued at $24,000, to Mr. Smith for consulting services for the period from September 2002 through August 2003. We filed a registration statement on Form SB-2 (File No. 333-118043) which originally registered 17,521,050 shares of our common stock to be sold by the selling stockholders named in that registration statement. William D. Smith was listed as a selling shareholder of 250,000 shares in the Form SB-2 File No. 333-118043. Mr. Smith sold a portion of his shares in that offering and the 170,000 shares that he did not sell have been carried forward to this registration statement.

Charlotte DeLoof is an employee of View Systems and earns shares of common stock for each month worked. Our Board has approved the registration of 60,000 of the shares she owns. We are under no obligation to register these shares.

                      PLAN OF DISTRIBUTION

We have agreed to register these shares for the benefit of the selling stockholders, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. The selling stockholders will have absolute discretion as to when and if the registered shares will be sold, and the manner and timing of sales of the shares. They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise. In addition, the selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus. However, the selling stockholders may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter as of the date of this filing and there is no assurance that any agreement will be entered into. If a selling stockholder enters into an agreement or agreements, the relevant details will be disclosed in a post-effective amendment to this prospectus.

The shares may be sold by the selling stockholders either directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold may include:
..    a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell
..    a portion of the block as principal to facilitate the transaction;
..    purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
..    ordinary brokerage transactions and transactions in which the broker solicits purchasers;
..    privately negotiated transactions;
..    through the writing of options on the shares;
..    the selling stockholders may deliver all or a portion of the shares to cover a short sale or sales made after the date of this prospectus, or a call equivalent position or a put equivalent position entered or established after the date of this prospectus; and/or
..    the selling stockholders may also sell all or any portion of the shares in reliance upon Rule 144 or Regulation S.

The sale price to the public may be:
..    the market price prevailing at the time of sale;
..    a price related to the prevailing market price;
..    at negotiated prices; or
..    any other price as the selling stockholders determine from time to time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These broker-dealers may also receive compensation from the purchasers of shares for who the broker-dealers may act as agents or to whom they sell as a principal. This compensation might be in excess of customary commissions as to a particular broker-dealer. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters must comply with time and volume restrictions on sales of stock under Rule 144 of the Securities Act of 1933. Rule 144 restricts sales by underwriters, brokers, dealers and affiliates of the registrant. Subject to Rule 144, any selling security holders who are deemed underwriters would be prevented from selling their shares for a period of one year after the shares were paid for and would not be able to sell more that 1% of the total outstanding shares during any ninety day period. These regulations could impact the ability of the shareholders to sell their shares.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under it, including, without limitation, Regulation M. Regulation M restricts certain activities of the selling stockholders and may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. Also, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of a distribution. All of these limitations may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to our shares.

In the event a block trade or other special offering of these shares is arranged, then we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and as well as any other required information.

Some states securities laws may require the shares be sold only through registered or licensed brokers or dealers. In addition, in some states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.

                        OTHER INFORMATION

INTEREST OF NAMED EXPERTS AND COUNSEL

We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering. Our financial statements for the year ended December 31, 2005, were audited by Chisholm, Bierwolf & Nilson, LLC. We have included the financial statements in this prospectus in reliance on the reports provided by Chisholm, Bierwolf & Nilson, LLC, dated March 1, 2006 , given on their authority as experts in accounting and auditing. Cindy Shy, P.C. has provided an opinion regarding the validity of the shares to be registered.

SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ADDITIONAL INFORMATION

This prospectus does not contain all of the information in or attached as an exhibit to the registration statement. Investors should refer to the exhibits to the registration statement for the complete text. The registration statement and its exhibits may be inspected at the office of the SEC without charge. A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's EDGAR database located at the SEC's web site at http://www.sec.gov. Other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 100 F Street N.E., Washington, D.C. 20549. Additional updating information with respect to the securities covered by this prospectus may be provided to purchasers in the future by means of amendments to this prospectus.

In addition, the information incorporated by reference is available to you without charge upon your written or oral request. We agree to respond to your requests for the additional information within one business day of receipt of the request. We will send the copies of the document by first class mail or other equally prompt means. You must address your request to:

                        Investor Relations
                        View Systems, Inc.
                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In our current report on Form 8-K, dated February 24, 2004, and as amended, we reported that we engaged Chisholm, Bierwolf & Nilson, LLC, as our independent auditors. Our former auditors, Stegman & Company, Certified Public Accountants, resigned as our independent auditors on March 1, 2004.

                       FINANCIAL STATEMENTS



                       VIEW SYSTEMS, INC.

                CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 2005 AND 2004




                         C O N T E N T S


Independent Accountant Firm Report........................................34

Balance Sheets............................................................35

Statements of Operations..................................................36

Statements of Stockholders' Equity........................................37

Statements of Cash Flows...............................................38-39

Notes to the Financial Statements......................................40-50

Chisholm                                        533 West 2600 South, Suite 25
  Bierwolf &                                    Bountiful, Utah 84010
    Nilson, LLC                                 Phone: (801) 292-8756
Certified Public Accountants                    Fax: (801) 292-8809


     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders
View Systems, Inc.
Baltimore, Maryland

We have audited the accompanying consolidated balance sheet of View Systems, Inc., (the Company) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the PCAOB (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2005 and 2004 present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of View Systems, Inc. as of December 31, 2005 and the result of its operations, and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred ongoing operating losses and does not currently have financing commitments in place to meet expected cash requirements through 2006. Additionally, the Company is in default on some of its debt obligations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.


/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah
March 1, 2006

               View Systems, Inc. and Subsidiaries
                   Consolidated Balance Sheets


                              ASSETS
                             -------


                                                             December 31,
                                                                2005
                                                            -------------
Current Assets
  Cash                                                      $      8,708
  Accounts Receivable(Net of Allowance of $68,539)               280,001
  Inventory                                                       72,012
                                                            -------------

    Total Current Assets                                         360,721
                                                            -------------

Property & Equipment (Net)                                        18,043
                                                            -------------
Other Assets
  Licenses                                                     1,626,854
  Due from  Affiliates                                            95,575
  Deposits                                                         7,291
                                                            -------------

    Total Other Assets                                         1,729,720
                                                            -------------

    Total Assets                                            $  2,108,484
                                                            =============

               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------

Current Liabilities
  Accounts Payable                                          $    343,430
  Accrued Expenses                                                43,229
  Accrued Interest                                                77,000
  Accrued Royalties                                               75,000
  Loans from Shareholder                                          64,000
  Notes Payable                                                  110,000
                                                            -------------

    Total Current Liabilities                                    712,659
                                                            -------------

Stockholders' Equity
  Preferred Stock, Authorized 10,000,000 Shares,
   $.01 Par Value, Issued and outstanding 7,171,725               71,717
  Common Stock, Authorized 100,000,000 Shares,
   $.001 Par Value, Issued and Outstanding 90,775,752             90,776
  Additional Paid in Capital                                  19,293,804
  Retained Earnings (Deficit)                                (18,060,472)
                                                            -------------

    Total Stockholders' Equity                                 1,395,825
                                                            -------------

    Total Liabilities and Stockholders' Equity              $  2,108,484
                                                            =============






      The accompanying notes are an integral part of these consolidated financial statements.

               View Systems, Inc. and Subsidiaries
              Consolidated Statements of Operations

                                                      For the Year Ended
                                                          December 31,
                                                  ---------------------------
                                                       2005          2004
                                                  ------------- -------------
                                                                  (Restated)

Revenues, Net                                     $  1,172,163  $    476,319

Cost of Sales                                          629,319       257,179
                                                  ------------- -------------

Gross Profit (Loss)                                    542,844       219,140
                                                  ------------- -------------
Operating Expenses
  General & Administrative                             347,016       281,127
  Professional Fees                                  1,774,696       286,323
  Bad Debts                                             48,485       148,928
  Salaries & Benefits                                  729,939       653,096
                                                  ------------- -------------

    Total Operating Expenses                         2,900,136     1,369,474
                                                  ------------- -------------

Net Operating Income (Loss)                         (2,357,292)   (1,150,334)
                                                  ------------- -------------
Other Income(Expense)
  Interest Expense                                     (11,684)      (36,144)
                                                  ------------- -------------

    Total Other Income(Expense)                        (11,684)      (36,144)
                                                  ------------- -------------

Net Income (Loss)                                 $ (2,368,976) $ (1,186,478)
                                                  ============= =============

Net Income (Loss) Per Share                       $      (0.03) $      (0.02)
                                                  ============= =============

Weighted Average Shares Outstanding                 80,462,924    68,924,152
                                                  ============= =============


       The accompanying notes are an integral part of these consolidated financial statements.



                       View Systems, Inc. and Subsidiaries
            Consolidated Statements of Stockholders' Equity (Deficit)


                                                                                 Additional    Retained
                                    Preferred                  Common            Paid-in       Earnings
                               Shares       Amount       Shares        Amount    Capital       (Deficit)
                            ------------- ----------- ------------- ---------- ------------- -------------
Balance, December 31, 2003             -  $        -    62,730,619  $  62,730  $ 15,604,609  $(14,505,018)

Cancellation of shares                 -           -      (100,000)      (100)       (4,900)            -

January - March 2004 -
 shares issued for cash                -           -       244,500        245        34,755             -

January - March 2004 -
 shares issued for services            -           -       932,000        932       203,048             -

April - June 2004 -
 shares issued for cash                -           -        84,333         84        11,916             -

April - June 2004 -
 shares issued for services            -           -       221,250        221        39,979             -

June 2004 - shares issued
 for payment of notes payable
 and accrued interest                  -           -     5,221,050      5,221       516,884             -

July - September 2004 -
 shares issued for cash                -           -       100,000        100        19,900             -

July - September 2004 -
 shares issued for services            -           -       781,600        782       108,642             -

September 2004 - shares
 issued in settlement of
 litigation                            -           -     2,000,000      2,000       178,000             -

October - December 2004 -
 shares issued for cash                -           -     1,066,750      1,067        89,833             -

December 2004 - shares
 issued for payment of notes
 payable and accrued interest          -           -     3,251,820      3,252       321,930             -

Cost of issuance of common stock       -           -             -          -        (5,000)            -

Net loss for the year ended
 December 31, 2004                     -           -             -          -             -    (1,186,478)
                            ------------- ----------- ------------- ---------- ------------- -------------

Balance, December 31, 2004             -           -    76,533,922     76,534    17,119,596   (15,691,496)

January - March 2005 -
 shares issued for cash                -           -       155,000        155        15,345             -

January - March 2005 -
 shares issued in payment
 of accounts payable                   -           -       128,000        128        18,872             -

January - March 2005 -
 shares issued for services            -           -     1,805,000      1,805       191,335             -

April - June 2005 -
 shares issued for cash                -           -     2,287,500      2,288       114,713             -

April - June 2005 -
 shares issued for services            -           -     1,242,000      1,242        77,004             -

July - September 2005 -
 shares issued for cash                -           -       612,000        612        55,588             -

July - September 2005 -
 shares issued for services            -           -       150,000        150        37,998             -

July - September 2005 -
 shares issued                 7,171,725      71,717             -          -             -             -

October - December 2005 -
 shares issued for cash                -           -       953,330        953       122,880             -

October - December 2005 -
 shares issued for services            -           -     6,909,000      6,909     1,540,473             -

Net loss for the year ended
 December 31, 2005                     -           -             -          -             -    (2,368,976)
                            ------------- ----------- ------------- ---------- ------------- -------------
Balance, December 31, 2005     7,171,725  $   71,717    90,775,752  $  90,776  $ 19,293,804  $(18,060,472)
                            ============= =========== ============= ========== ============= =============



The accompanying notes are an integral part of these consolidated financial statements.


                                       37


               View Systems, Inc. and Subsidiaries
              Consolidated Statements of Cash Flows

                                                      For the Year Ended
                                                          December 31,
                                                  ---------------------------
                                                       2005          2004
                                                  ------------- -------------
                                                                  (Restated)
Cash Flows from Operating Activities:
 Net Income (Loss)                                $ (2,368,976) $ (1,186,478)
 Adjustments to Reconcile Net Loss to Net Cash
  Provided by Operations:
    Depreciation & Amortization                         15,861        29,890
    Bad Debts                                           48,485       148,928
    Bad Debts recoveries
    Accrued interest paid with stock                         -        13,987
    Stock Issued for Services                        1,928,633       353,604
 Change in Operating Assets and Liabilities:
   (Increase) Decrease in:
    Accounts Receivable                               (220,144)      (32,182)
    Inventories                                        (10,815)       32,044
    Other Assets                                        (4,972)        2,500
    Increase (Decrease) in:
    Accounts Payable                                    96,655      (208,439)
    Accrued Expenses                                    28,681        (3,967)
                                                  ------------- -------------

  Net Cash Provided(Used) by Operating Activities     (486,592)     (850,113)

Cash Flows from Investing Activities:
 Additions to fixed assets                             (19,102)            -
 Advances (to)/ receipt from related party               2,882             -
                                                  ------------- -------------

  Net Cash Provided (Used) by Investing Activities     (16,220)            -

Cash Flows from Financing Activities:
  Funds advanced (to) from stockholders                 64,000             -
  Proceeds from debt financing                               -       933,800
  Proceeds from stock issuance                         312,534       157,900
  Cost of issuance of common stock                           -        (5,000)
  Principal Payments on Notes Payable                  (38,500)      (83,000)
                                                  ------------- -------------

  Net Cash Provided (Used) by Financing Activities     338,034     1,003,700
                                                  ------------- -------------

Increase (Decrease) in Cash                           (164,778)      153,587

Cash and Cash Equivalents at Beginning of Period       173,486        19,899
                                                  ------------- -------------

Cash and Cash Equivalents at End of Period        $      8,708  $    173,486
                                                  ============= =============



      The accompanying notes are an integral part of these consolidated financial statements.

               View Systems, Inc. and Subsidiaries
        Consolidated Statements of Cash Flows (Continued)


                                                      For the Year Ended
                                                          December 31,
                                                  ---------------------------
                                                       2005          2004
                                                  ------------- -------------
                                                                  (Restated)
Cash Paid For:
  Interest                                        $        684  $     25,144
  Income Taxes                                    $          -  $          -

Non-Cash Investing and Financing Activities:
  Stock Issued in payment for Note Payable        $          -  $    833,300
  Stock issued in payment of accounts payable     $     19,000  $    200,000


      The accompanying notes are an integral part of these consolidated financial statements.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations
      --------------------

      View Systems, Inc. (the "Company") designs and develops computer software and hardware used in conjunction with surveillance capabilities. The technology utilizes the compression and decompression of digital inputs. In March 2002, the Company acquired Milestone Technology, Inc., which has developed a concealed weapons detection portal.

      Basis of Consolidation
      ----------------------

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Milestone Technology, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Cash and Cash Equivalents
      -------------------------

      The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

      Use of Estimates
      ----------------

      Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

      Accounts Receivable
      -------------------

      Accounts receivable consists of amounts due from customers. Management periodically reviews the open accounts and makes a determination as to the ultimate collectibility of each account. Once it is determined that collection is in doubt the account is written off as a bad debt. In order to provide for accounts that may become uncollectible in the future, the Company has established an allowance for doubtful accounts. The balance of the allowance for doubtful accounts is based on management's judgment and the Company's prior experience with managing accounts receivable.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Revenue Recognition
      -------------------

      The Company has three main products, namely the concealed weapons detection system, the visual first responder system and the Viewmaxx digital video system. In all cases revenue is considered earned when the product is shipped to the customer. The concealed weapons system and the digital video system each require installation and training. The customer can engage us for installation and training, which is a revenue source separate and apart from the sale of the product. In those cases revenue is recognized at the completion of the installation and training. However, the customer can also self install or can engage another firm to provide installation and training. Each product has an unconditional 30 day warranty, during which time the product can be returned for a complete refund. Prior to the issuance of financial statements management reviews any returns subsequent to the end of the accounting period which are from sales recognized during the accounting period, and makes appropriate adjustments as necessary. Product prices are fixed or determinable and products are only shipped when collectibility is reasonably assured.

      Inventories
      -----------

      Inventories are stated at the lower of cost or market. Cost is determined by the last-in-first-out method (LIFO). All inventory as of December 31, 2005 consisted of finished goods.

      Property and Equipment
      ----------------------

      Property and equipment is recorded at cost and depreciated over their useful lives, using the straight-line and accelerated depreciation methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes of computing depreciation are as follows:

      Equipment              5-7 years
      Software tools           3 years

      Repairs and maintenance charges which do not increase the useful lives of assets are charged to operations as incurred. Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $15,861 and $29,890, respectively.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Licenses
      --------

      In connection with the acquisition on Milestone, the Company received various licenses to products developed by INEEL (Idaho National Engineering and Environmental Laboratory). Milestone transferred the licenses to View Systems, Inc., and in November 2003, two separate licenses were signed in the name of View Systems with Bechtel BWXT Idaho, LLC (BBWI).

      BBWI is the management and operating contractor of the INEEL under its Contract No. DE-AC07-99ID13727 ("M&O Contract") and has the authorization, right and ability to grant the license of the Agreement. The licenses allow View Systems to commercially develop, manufacture, use, sell and distribute processes and products embodying the U.S. Patent No. 6.150.810 "Method for Detecting the Presence of a Ferromagnetic Object Using Maximum and
Minimum Magnetic Field Data", and U.S. Patent Application S/N 10/623,372, "Communication Systems, Camera Devices, and Communication Methods".

      The valuation of these licenses consist of the cost of acquiring Milestone, ie the difference of the cost paid for the entity vs. the value of the underlying assets and liabilities which was determined to be $1,626,866. Consistent with SFAS No. 142, the license was analyzed to determine if any impairment existed at December 31, 2005. It was determined to not be impaired. Pursuant to SFAS No. 142, the license will not be amortized, rather the valuation of this intangible will be reviewed periodically.

      Income Taxes
      ------------

      Deferred income taxes are recorded under the assets and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

      Research and Development
      ------------------------

      Research and development costs are expensed as incurred. Equipment and facilities acquired for research and development activities that have alternative future uses are capitalized and charged to expense over the estimated useful lives.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Advertising
      -----------

      Advertising costs are charged to operations as incurred. Advertising costs for the years ended December 31, 2005 and 2004 were $26,024 and $10,214.

      Nonmonetary Transactions
      ------------------------

      Nonmonetary transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions" which requires the transfer or distribution of a nonmonetary asset or liability to be based generally, on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

      Financial Instruments
      ---------------------

      For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

      Net Loss Per Common Share
      --------------------------

      Basic net loss per common share is computed by dividing net loss available to common stockholder by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share available to common stockholders for the years ended December 31, 2005 and 2004 does not include potential shares of common stock equivalents, as their impact would be antidilutive. The following reconciles amounts reported in the financial statements:

                                            Income         Shares    Per-share
                                          (Numerator)   (Denominator)  Amount
                                          ------------- ------------- --------
Year ended December 31, 2005
----------------------------

Income (loss) from continuing operations
  which is the amount that is available
  to common stockholders                  $ (2,243,976)   80,462,924  $ (0.03)

Basic and fully diluted earning per share                             $ (0.03)

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Net Loss Per Common Share
      -------------------------

Year ended December 31, 2004
----------------------------

Income (loss) from continuing operations
  which is the amount that is available
  to common stockholders                  $ (1,186,478)   68,924,152  $ (0.02)

Basic and fully diluted earning per share                             $ (0.02)

      As of December 31, 2005 and 2004 there were unexercised options for 107,690 shares. However due to operating losses in both years, these shares are considered to be antidilutive in nature.


2. GOING CONCERN

      The Company has incurred and continues to incur, losses from operations. For the years ended December 31, 2005 and 2004, the Company incurred net losses of $2,368,976 and $1,186,478, respectively. During 2005 and 2004, the Company implemented marketing and information strategies to increase public awareness of its products and thereby sales. It also was able to reduce the per unit cost of manufacturing its products. Additionally, the Company has increased the efficiency of its processes and focused its development efforts on products with greater sales potential.

      Historically, the Company has financed its operations primarily through private financing however increases in sales revenue during 2005 made a significant contribution to working capital. It is management's intention to finance operations during 2006 primarily through increased sales although there will still be a need for additional equity financing. There can be no assurance, however, that this financing will be successful and the Company may be required to further reduce expenses and scale back operations.

3.  NEW ACCOUNTING PRONOUNCEMENTS

      In May 2005, the FASB issued statement No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20, "Accounting Changes" and a replacement of FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements". FASB 154 changes the accounting for, and reporting of, a change in accounting principle. The statement requires retrospective application to prior period's financial statements of voluntary changes in accounting principles and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so.

                        VIEW SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

3.  NEW ACCOUNTING PRONOUNCEMENTS

statement is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors during fiscal years beginning after June 1, 2005.

       In December 2004, FASB issued a revision to SFAS 123 "Share-Based Payment". This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. The Company does not believe adoption of this revision will have a material impact on the Company's consolidated financial statements.

      In December 2004, FASB issued SFAS 153 "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not believe adoption of SFAS 153 will have any impact on the Company's consolidated financial statements.

      In December 2004, FASB issued SFAS 152 "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67". This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position
(SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004


3.  NEW ACCOUNTING PRONOUNCEMENTS

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The Company does not believe adoption of SFAS 152 will have any impact on the Company's consolidated financial statements.

      In November 2004, the FASB issued SFAS 151 "Inventory Costs-an amendment of ARB No. 43". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . ."  This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe adoption of SFAS 151 will have any impact on the Company's consolidated financial statements.

4.  BUSINESS COMBINATION

      The Company purchased 100% of the common stock of Milestone Technology, Inc., effective March 25, 2002. The purchase was accomplished in two transactions. The Company acquired 6% of Milestone in December 2001 in exchange for 500,000 shares of the Company's common stock. In March 2002, the Company acquired the remaining 94% of Milestone for 3,300,000 share of the Company's common stock. Based on the market value of the Company's common stock ($0.55 per share in December and $0.31 per share in March) the total cost of the acquisition was $1,298,000.

      Milestone Technology, Inc., is a developer of concealed weapons detections systems. Its primary product is a walk-through detector that uses advanced magnetic technology to accurately pinpoint the location, size, and numbers of concealed weapons. Prior to its acquisition, Milestone Technology, Inc., was considered to be a development stage enterprise.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

5. DUE FROM AFFILIATED ENTITIES

      The Company has advanced non-interest bearing funds of $95,575 as of December 31, 2005 and $98,478 as of December 31, 2004 to a related corporation, View Technologies, Inc., which is controlled by the Chief Executive Officer of the Company. There are no formal repayment terms associated with this advance. The two companies enter into various transactions throughout the year to provide working capital to one another when necessary. Management does not believe the advance to be uncollectible.

6. NOTE PAYABLE

       Notes payable as of December 31, 2005 consist of $110,000 due former stockholder of Xyros Technology. The loan is due on demand, interest at 10% per annum.
The note , which was acquired by the Company in 1999 was due December 31, 1999 but the Company has negotiated to repay the loan as cash flow permits.

7.   INCOME TAXES

       The components of the net deferred tax asset and liability as of December 31, 2005 are as follows:

       Effect of net operating loss carryforward          $   8,363,154
       Less evaluation allowance                             (8,363,154)
                                                          --------------
       Net deferred tax asset (liability)                 $           -
                                                          ==============


       The components of income tax expense (benefit) are as follows:


                                                    Year ended December 31,
                                                       2005        2004
                                               --------------- --------------
       Net loss per financial statements which
        approximates net loss per income
        tax returns                            $   (2,368,976) $  (1,186,478)
       Income tax expense (benefit) applying
        prevailing Federal and state income
        tax rates                                    (914,898)      (458,218)
       Less valuation allowance                       914,898        458,218
                                               --------------- --------------
       Net income tax expense (benefit)        $            -  $           -
                                               =============== ==============


       Net income tax benefit is not recognized at this time because there is no reasonable expectation that the benefit will be realized in the future.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

8.  PREFERRED STOCK

      In July 2005 the Company issued 7,171,725 shares of Series A Preferred Stock in payment of services. The issuance had been previously authorized by the Board of Directors. Each share of Series A Preferred Stock has a liquidation preference, in the event of liquidation of the corporation, of $0.01 per share before any payment or distribution is made to the holders of common stock. The Series A Preferred has no conversion rights into common stock. Each share is entitled to fifteen votes and shall be entitled to vote on any matters brought to a vote on the common stock shareholder.

9.  OPERATING LEASE

      The Company leases office and warehouse space in Baltimore, Maryland under a three-year noncancellable operating lease, expiring October 2008. Base rent is $2,872 per month with an annual rent escalator of 3%. Rent expense was $81,216 and $61,047 for the years ended December 31, 2005 and 2004, respectively.

      The following is a schedule by year, of approximate future minimum lease payments required under this lease:

      Year ending December 31:
                2006                             34,464
                2007                             35,762
                2008                             27,420
                                              ----------

      Total minimum future rental payments    $  97,646
                                              ==========

10.  STOCK BASED COMPENSATION

      During the years ended December 31, 2005 and 2004 the Company granted restricted stock, incentive stock options, nonqualified stock options, and warrants to employees, officers, and independent contractors and consultants.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

10.  STOCK BASED COMPENSATION

      Restricted Stock Grants
      -----------------------

      The Company's Board of Directors and stockholders have approved a restricted share plan under which shares of the Company's common stock will be granted to employees, officers and directors at the discretion of the Board of Directors. During 2005 and 2004, the Company issued the following shares under this Plan and additional shares at the discretion of the Board of
Directors:

                                       2005                     2004
                              ----------------------- -----------------------
                              Number      Expense     Number       Expense
                              of Shares   Recognized  of Shares    Recognized
                              ----------- ----------- ----------- -----------
      Officers and employees   2,907,000  $  294,540     702,000  $  144,480
      Independent contractors
       and consultants         7,199,000   1,562,376   1,502,850     209,124
                              ----------- ----------- ----------- -----------
      Total                   10,106,000  $1,856,916   2,725,000  $  353,604
                              =========== =========== =========== ===========

      Officers' and employees' compensation was based on the fair market value of the common stock issued on the date of grant less a discount of 10% due to the restricted nature of the grant. Independent contractors and consultants expense was based on the estimated value of services rendered.

      Stock Options and Warrants
      --------------------------

      The Company adopted the 1999 Stock Option Plan during the year ended December 31, 1999. The Plan reserves 4,500,000 shares of the Company's unissued common stock for options. Options, which may be tax qualified and non-qualified, are exercisable for a period of up to ten years at prices at or above market price as established on the date of the grant.

      A summary of the Company's common stock option activity and related information for the years ended December 31, 2005 and 2004 is as follows:

                                                   2004
                                 ------------------------------------------
                                   Common     Weighted
                                   Stock       Average         Range of
                                  Options   Exercise Price  Exercise Price
                                 ---------- -------------- ----------------
Outstanding at beginning of year   107,690  $    1.63      $   .01 - 2.07
      Granted                            -          -              -
      Exercised                          -          -              -
      Expired/Cancelled                  -          -              -
                                 ---------- -------------- -----------------
      Outstanding at end of year   107,690  $    1.63      $   .01 - 2.07
                                 ========== ============== =================

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2005 AND 2004

10.  STOCK BASED COMPENSATION


                                                   2005
                                 ------------------------------------------
                                   Common     Weighted
                                   Stock       Average         Range of
                                  Options   Exercise Price  Exercise Price
                                 ---------- -------------- ----------------
Outstanding at beginning of year   107,690  $    1.63      $   .01 - 2.07
      Granted                            -          -              -
      Exercised                          -          -              -
      Expired/Cancelled                  -          -              -
                                 ---------- -------------- ----------------
      Outstanding at end of year   107,690  $    1.63      $   .01 - 2.07
                                 ========== ============== ================

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), but applies Accounting Principle Board Opinion No. 25 and related interpretations. There were no stock options granted during the years ended December 31, 2005 and 2004.

11.  RELATED PARTY TRANSACTIONS

      In order for the Company to meet its financial obligations, the Company's President, Gunther Than, loans the Company funds on occasion and is repaid when funds are available. During 2005 and 2004 Mr. Than advanced to Company a total of $64,000 and $132,000, respectively. Amounts paid back to Mr. Than in 2005 totaled $0 in 2005 and $132,000 in 2004, leaving balances due as of December 31, 2005 and 2004 of $64,000 and $0, respectively.

12.  RECLASSIFICATION

      The statement of operations for the year ended December 31, 2004 was adjusted for presentation reclassifications. Bad debt expense in the amount of $148,928 was moved from other income and expenses to operating expenses. The effect was a decrease in the loss from operations of $148,928. There was no change to net income for the year.

            __________

We  have not authorized any dealer,
salesman  or  any  other  person to
give any information or to make any
representations  not  contained  in              _________________
this prospectus.    Any information
or  representation not contained in                 PROSPECTUS
this  prospectus must not be relied
upon as  having been authorized  by              _________________
View Systems.


            __________

        TABLE OF CONTENTS

Prospectus Summary................3
Risk Factors......................4
Use of Proceeds...................7
Market for Common Equity..........7               VIEW SYSTEMS, INC.
Description of Business...........9
Property.........................17         9,773,333 Common Shares
Legal Proceedings................17
Management's Discussion and
 Analysis........................18
Management.......................23
Certain Related Transactions.....24
Principal Stockholders...........25              May __, 2006
Description of Securities........26
Selling Stockholders.............26
Plan of Distribution.............30
Other Information................31
   Interest of Named Experts
    and Counsel..................31
   SEC's Position on
    Indemnification for
    Securities Act Liability.....32
   Additional Information........32
Changes In and Disagreements
 With Accountants................32
Financial Statements.............33

                             PART II

      ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses to be paid for by View Systems in connection with the sale of the shares. We will pay all the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares. All the amounts shown include estimates of future expenses, except for the registration fee:


Securities and Exchange Commission registration fee..............$   144.31
Printing expenses................................................    200.00
Legal fees and expenses.......................................... 15,000.00
Accounting fees and expenses..................................... 10,000.00
Transfer agent and registrar fees and expenses...................  1,000.00
Miscellaneous....................................................    200.00
  Total..........................................................$31,544.31


        ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

The following discussion describes all securities sold without registration by View Systems during the past three years.


On February 6, 2006, we authorized the issuance of 500,000 common shares along with 1,500,000 warrants to Elite Equity Marketing in consideration for investor relations consulting services for a term of three months. The warrants are exercisable in 500,000 share increments at $0.10 per share starting in February 2006. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 29, 2005, we issued 85,000 shares to Jennifer Seymour for $12,750, we issued 120,000 shares to Tim Clark for $18,000 and we issued 85,000 shares to John V. Addeo, Sr. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 27, 2005, we authorized the issuance of options to purchase 2,500,000 shares to Business Development Corporation, Inc., a Nevada corporation. Business Development Corporation, Inc. provides consulting services related to financing, public relations, business modeling and corporate development related to acquisitions, mergers and financing. The options have an exercise price of $0.15. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 23, 2005, we agreed to sale and three accredited investors agreed to purchase up to an aggregate of $500,000 of 8% promissory notes convertible into shares of our common stock at a per share conversion price of $0.10. Starr Consulting, Inc. agreed to purchase convertible promissory notes in the aggregate amount of $166,667, which may be converted into 1,666,667 shares of our common stock. Active Stealth, LLC and KCS Referral Service LLC each agreed to purchase convertible promissory notes in the aggregate amount of $166,666, convertible into 1,666,666 common shares. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 23, 2005, we issued 100,000 shares to Mark Mintz for $15,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 17, 2005, we issued 70,000 shares to Doug Coombs for $10,500. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 2, 2005, we issued 85,000 shares to Michael Paduano for $12,750 and 175,000 shares to David Hume for $26,250. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 6, 2005, we authorized the issuance of 10,000 shares per month to
John F. Alexander for engineering consulting.   We relied on an exemption
from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 4, 2005, we issued an aggregate of 2,390,000 common shares to three investors for conversion of debt totaling approximately $240,000. We issued 1,195,000 shares valued at approximately $120,000 to YT2K, Inc. and 597,500 shares valued at $60,000 each to Starr Consulting, Inc. and Power Network, Inc. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 4, 2005, we issued 1,210,000 shares to MBA Investors, Inc. in consideration for corporate development consulting services valued at approximately $120,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On September 19, 2005, we issued 60,000 shares to Charles Nelson for services rendered to us. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On August 22, 2005, we issued 50,000 shares to Cheryl Stamp for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On August 3, 2005 we issued 90,000 shares to William Jordan in consideration for services rendered to us. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 27, 2005, we issued 100,000 shares to Will Stamp for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

 On June 21, 2005, we issued 522,000 shares of common stock to Martin
J. Maassen for advances to the company of $52,000. We issued 230,000 shares of common stock to Michael L. Bagnoli for direct investments to the company of $11,000 and director and other services rendered to the company. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 18, 2005, we issued 200,000 shares to Jeffrey McIntosh for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On June 15, 2005, we issued 7,171,725 shares of Series A Preferred Stock to Gunther Than in consideration for conversion of notes payable of $48,000 and services rendered to the company valued at $23,717. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 11, 2005, we issued 200,000 shares of common stock to Jeffrey B. McIntosh for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 3, 2005, we issued 2,000,000 shares of common stock to Scott Clark for $100,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On April 15, 2005, we issued 600,000 shares of common stock to Gunther Than as required by his employment agreement. These shares were valued at approximately $60,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On April 7, 2005, we issued 1,200,000 shares of common stock to Gunther Than in consideration for his salary for the 2004 year. These shares were valued at approximately $120,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On April 6, 2005, we issued 87,500 shares of common stock to William H. Zuhone for $7,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 10, 2005, we issued 25,000 shares of common stock to Calvin McCohm for $2,500 cash. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 9, 2005, we issued 200,000 shares of common stock to Liem Nguyen in consideration for a final and full release of his interest in the Milestone technology. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On February 16, 2005, we issued 51,000 common shares to Will Stamp for $5,100. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.
On February 10, 2005, we issued 30,000 common shares to H.J. Lurie for $3,000 cash. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On January 10, 2005, we issued 128,000 common shares to Charles G. Davis III to convert a debt for accounting services valued at $19,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On January 4, 2005, we issued an aggregate of 275,000 common shares to three purchasers for $27,500. We issued 100,000 shares to Lex Dalton, 25,000 shares to Calvin L. McCollum and 150,000 shares to William Stamp. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 6, 2004, we issued an aggregate of 3,251,820 common shares to convert debt of $325,182. We issued 851,000 shares to Compass Equity Partners, 1,151,000 to Niki Group, and 1,249,820 to First Equity Holdings Corp. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 1, 2004, we issued 400,000 common shares to Robert T. Williamson for $100,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 4, 2004, we issued an aggregate of 160,000 common shares to three purchasers for $16,000. We issued 100,000 shares to Lex Dalton, 20,000 shares to Maxwell G. Levy and 40,000 shares to Duane R. Anderson. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.


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On October 12, 2004, we issued 160,000 common shares to Martin J. Maassen for
$12,500. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 12, 2004, we issued an aggregate of 571,750 common shares to five purchasers for $45,740. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 9, 2004, we issued an aggregate of 805,600 common shares to four purchasers for $20,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On June 21, 2004, we issued an aggregate of 5,221,050 common shares to convert notes payable with accrued interest totaling $522,105. We issued 1,246,440 shares to Compass Equity Partners, 3,039,000 shares to Niki Group and 935,610 shares to First Equity Holdings Corp. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On June 3, 2004, we issued an aggregate of 160,000 shares in consideration for
services valued at $30,400.   We issued 100,000 shares to Barry S. Feldman and
60,000 shares to Liem Nguyen We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 11, 2004, we issued 31,250 common shares valued at approximately $5,000 to InCap Group, Inc. in consideration for services. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In February and March of 2004 we issued an aggregate of 902,000 common shares in consideration for services rendered or as compensation pursuant to employment agreements. We issued 100,000 shares valued at approximately $26,000 to Paul Scaccio; 100,000 shares valued at approximately $26,000 to Barry S. Feldman; 102,000 shares valued at approximately $24,480 to David Johansen; and 600,000 shares valued at approximately $120,000 to Gunther Than. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

During the six month period ended June 30, 2004, we issued an aggregate of 334,833 shares to five investors for $47,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 14, 2003, we issued an aggregate of 290,000 common shares in consideration for services rendered under employment agreements. We issued 100,000 shares valued at approximately $5,000 to Ruediger Klose; 100,000 shares to Lawrence Seiler valued at approximately $5,000; and 90,000 shares valued at approximately $4,500 to Charlotte DeLoof. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In September 2003 we issued an aggregate of 2,100,000 common shares for services rendered. We issued 1,150,000 common shares valued at approximately $138,000 to Gunther Than in consideration for services rendered to the company. We issued 500,000 shares valued at approximately $60,000 to Daniel
W. Jackson for legal services. We issued 200,000 shares valued at approximately $24,000 to William D. Smith for consulting services rendered to the company. We issued 250,000 shares valued at approximately $30,000 to Barry S. Feldman for services rendered to the company. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

Starting in August 2003 we conducted a Regulation D, Rule 505 offering for an aggregate offering amount of $1,500,000. We issued 12,300,000 common shares for a combination of cash and conversion of debt valued


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at approximately $1,230,000.  We relied on an exemption from the registration requirements of the Securities Act of 1933 for a limited offering provided by
Section 3(b) and Regulation D.

In January through March of 2003 we sold an aggregate of 676,999 common shares to six purchasers for $86,550. We relied on an exemption from registration for a private transaction not involving a public distribution provided by
Section 4(2) of the Securities Act.

In December 2002 we issued 3,300,000 common shares to Milestone Technology, Inc. in a stock-for-stock exchange for the remaining 94% interest of Milestone Technology. The exchange was valued at approximately $1,023,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In each private transaction we believe each purchaser either had unrestricted access to detailed material information regarding our operations due to personal relationships with us or each purchaser was provided the same kind of information regarding our operations as would be available in a registration statement. We believe each possessed sufficient sophistication to evaluate the information provided and each was able to bear the economic risk of the purchase. Also, we believe each purchaser:
..    was aware that the securities had not been registered under federal securities laws;
..    acquired the securities for his/her/its own account for investment purposes of the federal securities laws;
..    understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and,
..    was aware that the certificate representing the securities would bear a legend restricting its transfer.
We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

                        ITEM 27: EXHIBITS

No.      Description
----     -----------
3.1 Articles of Incorporation of View Systems, as amended (Incorporated by reference to exhibit 3.1 to Form 10-QSB, filed November 14, 2003)
3.2      By-Laws of View Systems (Incorporated by reference to exhibit 3.2 to
         Form 10-QSB, filed November 14,   2003)
4.1 View Systems, Inc. 2005(b) Professional/Consultant Compensation Plan, dated November 7, 2005 (Incorporated by reference to exhibit 4.1 to Form S-8 filed November 8, 2005)
4.2 Subscription Agreement between View Systems, Inc. and Starr Consulting, Inc., Active Stealth, LLC, and KCS Referral Service LLC, dated December 23, 2005 (Incorporated by reference to exhibit 4.1 of Form 8-K, filed January 6, 2006)
5.1      Opinion of Cindy Shy, P.C. (To be filed by amendment)
10.1 View Systems, Inc. 1999 Stock Option Plan (Incorporated by reference to exhibit 10.16 to Form SB-2 filed January 11, 2000)
10.2 Employment agreement between View Systems and Gunther Than, dated January 1, 2003 (Incorporated by reference to exhibit 10.3 for Form 10-KSB, filed April 14, 2004)
10.3 Lease agreement between View Systems and MIE Properties, Inc., dated August 3, 2005 (Incorporated by reference to exhibit 10.2 to Form 10-QSB, filed November 10, 2005)
10.4 Consulting Agreement between View Systems and Business Development Corporation, dated December 27, 2005 (Filed February 2, 2006)
10.5 Engagement between View Systems and John F. Alexander, dated October 6, 2005 (Filed February 2, 2006)
10.6 Consulting Agreement between View Systems and Elite Equity Marketing, dated February 6, 2006 (Incoporated by reference to exhibit 10.6 to Form 10-KSB filed April 17, 2006)
21.1 Subsidiaries (Incorporated by reference to exhibit 21.1 for Form 10-KSB, filed March 31, 2003)
23.1     Consent of Chisholm, Bierwolf & Nilson, LLC
23.2     Consent of Cindy Shy, P.C. (Filed February 2, 2006)
99.1 Release of warrants by Subscribers, dated January 6, 2006 (Filed February 2, 2006)

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                      ITEM 28:  UNDERTAKINGS

Pursuant to Rule 415 of the Securities Act of 1933, the undersigned registrant hereby undertakes to:
(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of distribution;
(2) for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and
(3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);
(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(4) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.


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                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Baltimore, State of Maryland on May 1, 2006.



                                   VIEW SYSTEMS, INC.

                                       /s/ Gunther Than
                                   By:_______________________________________
                                      Gunther Than
                                      Chief Executive Officer and Treasurer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                      /s/ Gunther Than
Date: May 1, 2006                     _____________________________________
                                      Gunther Than
                                      Chief Executive Officer, Principal
                                      Financial and Accounting Officer,
                                      Treasurer and Director



                                      /s/ Michael L. Bagnoli
Date:  May 1, 2006                    _____________________________________
                                      Michael L. Bagnoli
                                      Secretary and Director



                                      /s/ Martin J. Maassen
Date:  May 1, 2006                ____________________________________
                                      Martin J. Maassen
                                      Director




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